Exhibit 10.1

THIRD AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

Dated as of October 27, 2022

by and among

STAFFING 360 SOLUTIONS, INC.,

as the Company,

and

FARO RECRUITMENT AMERICA, INC.,

MONROE STAFFING SERVICES, LLC,

LIGHTHOUSE PLACEMENT SERVICES, INC.,

KEY RESOURCES, INC.,

HEADWAY WORKFORCE SOLUTIONS, INC.,

HEADWAY EMPLOYER SERVICES, LLC,

HEADWAY PAYROLL SOLUTIONS, LLC,

HEADWAY HR SOLUTIONS, INC.,

NC PEO HOLDINGS, LLC

and

the other SUBSIDIARY GUARANTORS from time to time party hereto,

as the Subsidiary Guarantors,

and

Jackson Investment Group, LLC,

as the Purchaser

ii

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Exhibits and Schedules

Exhibit A	-	Form of Third Amended and Restated Note
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Financial Projections
Exhibit D	-	Form of Joinder Agreement

Schedule 6.2	-	Subsidiaries
Schedule 6.3	-	No Violation
Schedule 6.5	-	Capitalization
Schedule 6.7	-	Litigation
Schedule 6.16	-	Taxes
Schedule 6.16	-	Brokers Fees
Schedule 6.18	-	Material Contracts
Schedule 6.20	-	Intellectual Property
Schedule 6.24	-	Joint Ventures/Minority Equity Interests
Schedule 7.9	-	Disputes
Schedule 8.1	-	Existing Debt and Contingent Obligations
Schedule 8.2	-	Permitted Liens
Schedule 8.7	-	Permitted Investments
Schedule 8.8	-	Transactions with Affiliates
Schedule 8.11	-	Conduct of Business
Schedule 8.14	-	Deposit Accounts/Securities Accounts

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THIRD AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

THIS THIRD AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of October 27, 2022, by and among STAFFING 360 SOLUTIONS, INC., a Delaware corporation (the “Company”), as issuer of the Senior Notes (as defined below), Faro Recruitment America, Inc., a New York corporation (“Faro”), Monroe Staffing Services, LLC, a Delaware limited liability company (“Monroe”), Lighthouse Placement Services, Inc., a Massachusetts corporation (“Lighthouse”), Key Resources, Inc., a North Carolina corporation (“Key Resources”; together with Faro, Monroe and Lighthouse, referred to herein collectively as the “Existing Guarantors”), HEADWAY WORKFORCE SOLUTIONS, INC., a Delaware corporation (“Headway Workforce”), HEADWAY EMPLOYER SERVICES, LLC, a Delaware limited liability company (“Headway Employer”), HEADWAY PAYROLL SOLUTIONS, LLC, a Delaware limited liability company (“Headway Payroll”), HEADWAY HR SOLUTIONS, INC., a New York corporation (“Headway HR”), and NC PEO HOLDINGS, LLC, a Delaware limited liability company (“NC PEO”; together with Headway Workforce, Headway Employer, Headway Payroll and Headway HR referred to herein collectively as the “Guarantors”), any Subsidiary of the Company added hereto from time to time as a Subsidiary Guarantor, and Jackson Investment Group, LLC, as the Purchaser.

WHEREAS, the Purchaser, the Company and the Existing Subsidiary Guarantors are party to the certain Amended and Restated Note Purchase Agreement dated as of September 15, 2017 (the “Prior Note Purchase Agreement”), as amended by that certain (i) First Omnibus Amendment, Joinder and Reaffirmation Agreement dated as of August 27, 2018 (the “First Omnibus Amendment”), (ii) Second Omnibus Amendment and Reaffirmation Agreement dated as of November 15, 2018 (the “Second Omnibus Amendment”), (iii) Third Omnibus Amendment and Reaffirmation Agreement dated as of February 7, 2019 (the “Third Omnibus Amendment”), (iv) Fourth Omnibus Amendment and Reaffirmation Agreement dated as of August 29, 2019 (the “Fourth Omnibus Amendment”), (v) Consent and Amendment Agreement dated as of June 28, 2018 (the “2018 Amendment”), (vi) Consent and Amendment Agreement dated as of September 15, 2020 (the “2020 Amendment”), (vii) Omnibus Amendment and Reaffirmation Agreement, dated as of October 26, 2020 (the “October 2020 Amendment”), and (viii) Second Amended and Restated Note Purchase Agreement, dated as of October 26, 2020 which amended and restated the Prior Note Purchase Agreement in its entirety (the “Second A&R NPA”), pursuant to which, among other things, the Company issued to the Purchaser the Amended and Restated Note, the Second Senior Note and the Third Senior Note. The Prior Note Purchase Agreement, as amended by the First Omnibus Amendment, the Second Omnibus Amendment, the Third Omnibus Amendment, the Fourth Omnibus Amendment, the 2018 Amendment, the 2020 Amendment, the October 2020 Amendment and the Second A&R NPA, is referred to herein as the “Existing Note Purchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Existing Note Purchase Agreement); and

WHEREAS, the entire principal amount of the Amended and Restated Note, the Second Senior Note and the Second Amended and Restated Note (referred to herein collectively as the “Existing Senior Notes”) remains outstanding as of the date hereof, and the obligations of the Company to Purchaser under the Existing Senior Notes and the Note Documents (as defined in the Existing Note Purchase Agreement) are (a) guaranteed by the Existing Guarantors pursuant to the provisions of Article 4 of the Existing Note Purchase Agreement (such guarantee being referred to herein as the “Existing Guarantee”), and (b) secured pursuant to (i) that certain Amended and Restated Security Agreement, dated as of September 15, 2017 (as amended prior to the date hereof, the “Existing Security Agreement”), by and among the Company, the Existing Guarantors and the Purchaser, (ii) that certain Amended and Restated Pledge Agreement, dated as of September 15, 2017 (as amended prior to the date hereof, the “Existing Pledge Agreement”), by and among the Company, the Existing Guarantors and the Purchaser, (iii) that certain Mortgage over shares dated February 2, 2018, by the Company in favor of the Purchaser in respect of the shares of S360 Holdings Ltd. Pledged pursuant thereto (as amended prior to the date hereof, the “Existing Share Mortgage”), and (iv) the other Existing Security Documents;

WHEREAS, the Company has requested that the Purchaser extend the stated maturity date of the Existing Senior Notes and amend certain terms of the Existing Note Purchase Agreement, and the parties desire to enter into this Agreement to amend and restate the Existing Note Purchase Agreement (including, without limitation, the Existing Guarantee) in its entirety as more fully described below, and in connection therewith to (i) amend and restate the Existing Senior Notes on the terms as set forth in the Third Amended and Restated Note to among, other things, extend the stated maturity date thereof, and (ii) amend or amend and restate certain of the Existing Security Documents as further described herein and in the Security Documents executed in connection herewith; and

WHEREAS, the parties hereto agree that the Existing Note Purchase Agreement (including, without limitation, the Existing Guarantee) shall be and hereby is amended and restated in its entirety as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual premises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1.

DEFINITIONS

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that the holding by the Purchaser of the Existing Warrant (or the Equity Interests into which such Existing Warrant is converted) or the Commitment Fee Shares shall not be deemed to constitute the Purchaser as an Affiliate of the Company hereunder. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Third Amended and Restated Note Purchase Agreement, as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof.

“Amended and Restated Note” means that certain Amended and Restated 12.00% Senior Secured Promissory Note due October 15, 2020, dated November 15, 2018, in the principal amount of $27,312,000, issued by the Company to the Purchaser on November 15, 2018, and each other senior promissory note now or hereafter delivered to the Purchaser in substitution, replacement or exchange thereof, in each case as amended, restated, supplemented or modified from time to time pursuant to the provisions of this Agreement.

“Amendment Fee” has the meaning set forth in Section 5.1(H).

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“Amendment No. 4 to Warrant Agreement” has the meaning specified in the definition of Existing Warrant Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any of the Obligors or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” means any laws with respect to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the PATRIOT Act.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators including, without limitation, all Environmental Laws.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Obligor or any Subsidiary thereof of any asset.

“Bankruptcy Code” means The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. § 101 et seq.). Section references to the Bankruptcy Code are to the Bankruptcy Code, as in effect at the date of this Agreement, and any subsequent provisions of the Bankruptcy Code, amendatory thereof, supplemental thereto or substituted therefor.

“Blocked Person” means any Person that is a blocked person described in Section 1 of the Executive Order.

“Business Day” means any day on which commercial banks located in New York, New York are required or permitted by law to be open for the purpose of conducting a commercial banking business other than a Saturday or Sunday.

“Change in Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Company (or other securities convertible into such voting stock) representing forty percent (40.00)% or more of the combined voting power of all voting stock of the Company or (b) the Company ceases to own, directly or indirectly, one hundred percent (100.00%) of the outstanding capital stock of any Subsidiary Guarantor, S360 Holdings Ltd., S360 Ltd. Or any other Subsidiary, except in connection with any merger or consolidation in respect of any such Person expressly permitted under Section 8.6; or (c) the occurrence of any “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to Debt of or equity in such Person. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Closing” means the closing of the transactions contemplated by this Agreement and the other Transaction Documents required to be executed and delivered on the Closing Date pursuant to Section 5.1, including, without limitation, the issuance of the Senior Notes and the acquisition thereof by the Purchaser on the Closing Date and the amendment and restatement of the Existing Purchase Agreement pursuant to this Agreement on the Closing Date.

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“Closing Date” means October 27, 2022 or, if later, the date upon which all conditions in Section 5.1 have been satisfied (or waived in writing by the Purchaser in its sole discretion).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all of the property and assets of the Obligors now or hereafter securing the Obligations pursuant to the Security Agreement, the Share Mortgage, the Pledge Agreement, the Intellectual Property Security Agreements and the other Security Documents.

“Commitment Fee Shares” means, collectively, the Commitment Fee Shares (as defined in the Prior Note Purchase Agreement), the New Commitment Fee Shares (as defined in the First Omnibus Amendment), the New Commitment Fee Shares (as defined in the Second Omnibus Amendment), and the 100,000 shares of Common Stock issued to Purchaser on the Closing Date pursuant to this Agreement.

“Common Stock” means the Company’s common stock, par value $0.00001 per share.

“Company” has the meaning set forth in the introductory paragraph hereof and shall include the Company’s successors and permitted assigns.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of the Company, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of the Purchaser (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Obligor, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

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“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, (k) obligations arising under non-compete agreements, and (l) all obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements in each case under this clause (l) other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Obligors as of any date of determination shall include the outstanding principal amount of the Senior Notes.

“Default” shall mean any event that, with notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account Control Agreement” shall mean any and all deposit account control agreements entered into on or after January 25, 2017 by the applicable depository bank, the applicable Obligor, and the Purchaser (or by any Person acting as bailee for perfection on behalf of the Purchaser), as may be amended, restated, supplemented or otherwise modified from time to time.

“Designated Person” means (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (e) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

“Dollar” and the sign “$” shall mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Obligor and relate to hazardous materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Obligor maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Obligor or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” means any of the events specified in Section 9.1.

“Excluded Accounts” means any of the following deposit accounts (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Obligors’ employees and identified to the Purchaser by the Company as such on Schedule 8.14 or otherwise identified in a writing delivered by the Company to the Purchaser after the Original Closing Date, and (ii) for so long as the MidCap Intercreditor Agreement remains in effect, any deposit accounts that constitute ABL Priority Deposit Accounts (as such term is defined in the MidCap Intercreditor Agreement).

“Excluded Subsidiaries” means, collectively, Control Solutions International Inc., a Florida corporation, and Canada Control Solutions International, Inc., a company organized under the laws of British Columbia.

“Executive Order” has the meaning specified in the definition of Anti-Terrorism Laws.

“Existing Guarantors” has the meaning set forth in the preamble to this Agreement.

“Existing Note Purchase Agreement” has the meaning set forth in the first Whereas clause of this Agreement.

“Existing Pledge Agreement” has the meaning set forth in the second Whereas clause of this Agreement.

“Existing Security Agreement” has the meaning set forth in the second Whereas clause of this Agreement.

“Existing Senior Secured Debt Documents” means, collectively, (a) the Existing Senior Secured ABL Credit Agreements, and (b) any promissory notes or other instruments, guarantees, security agreements, pledge agreements, mortgages or other documents or agreements evidencing, guaranteeing or securing the obligations of any Obligors under any of the Senior Secured ABL Credit Agreements.

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“Existing Senior Secured ABL Credit Agreements” means, collectively, (a) the MidCap ABL Credit Agreement, (b) the HSBC Agreements for the Purchase of Debt, and (c) the HSBC Term Loan, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Security Documents” means the Security Documents as such term is defined in the Existing Note Purchase Agreement.

“Existing Senior Notes” has the meaning set forth in the second Whereas clause of this Agreement.

“Existing Share Mortgage” has the meaning set forth in the second Whereas clause of this Agreement.

“Existing Warrant” shall mean, collectively, (i) the Warrant to purchase Common Stock of the Company, together with the exhibits thereto, dated on or about January 25, 2017 issued by the Company to the Purchaser on January 25, 2017 pursuant to the Original Note Purchase Agreement, and (ii) any warrant issued and delivered by the Company to the Purchaser (or any successors or assigns of the Purchasers) on or after the Closing Date (as such term is defined in the Original Note Purchase Agreement) in substitution, replacement or exchange of the Existing Warrant referred to in clause (i) of this definition, in each case as amended, restated, supplemented or modified from time to time.

“Existing Warrant Agreement” shall mean that certain Warrant Agreement, dated January 26, 2017, by and between the Purchaser and the Company, as amended and restated by that certain Amended and Restated Warrant Agreement dated as of April 25, 2018, as amended by that certain Amendment No. 1 dated as of August 27, 2018, as amended by that that certain Amendment No. 2 dated as of the Second Amendment Effective Date, as amended by that certain Amendment No. 3 dated as of October 26, 2020 and as amended by that certain Amendment No. 4 dated as of the Closing Date (the “Amendment No. 4 to Warrant Agreement”), and as further amended, restated, supplemented or modified from time to time.

“Existing Warrant Documents” shall mean, collectively, the Existing Warrant and the Existing Warrant Agreement.

“Faro” has the meaning set forth in the preamble to this Agreement.

“First Anniversary” means the date 12 months after the Closing Date.

“First Omnibus Amendment” has the meaning set forth in the second Whereas clause of this Agreement.

“Fiscal Month” means, with respect each Fiscal Year of the Company and each of its Consolidated Subsidiaries, each of twelve calendar fiscal months.

“Fiscal Quarter” means, with respect each Fiscal Year of the Company and each of its Consolidated Subsidiaries, each calendar quarter ending on the Saturday closest to March 31st, June 30th, September 30th and December 31st in each year. For example, the fourth calendar quarter of 2017 shall be deemed to have ended on December 30, 2017 (the Saturday immediately preceding Sunday, December 31, 2017).

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“Fiscal Year” means with respect to the Company and each of its Consolidated Subsidiaries, a fiscal year ending on December 31st in each year.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fourth Amendment Effective Date” means August 29, 2019.

“Fourth Omnibus Amendment” has the meaning set forth in the second Whereas clause of this Agreement.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination, consistently applied and maintained through the periods indicated.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

“Guarantors” shall mean, collectively, (a) the Subsidiary Guarantors and (b) any other Person that now or hereafter executes a guaranty in favor of the Purchaser in connection with the transactions contemplated by this Agreement and the other Note Documents. For the avoidance of doubt, none of the Foreign Subsidiaries are Guarantors.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such oblige against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Headway Employer” has the meaning set forth in the preamble to this Agreement.

“Headway HR” has the meaning set forth in the preamble to this Agreement.

“Headway Payroll” has the meaning set forth in the preamble to this Agreement.

“Headway Workforce” has the meaning set forth in the preamble to this Agreement.

“HSBC Agreements for the Purchase of Debt” means, collectively, (a) that certain Agreement for the Purchase of Debts, dated February 8, 2018, between HSBC Invoice Finance (UK) Ltd. And S360 Ltd., and (b) that certain Agreement for the Purchase of Debts, dated June 28, 2018, between HSBC Invoice Finance (UK) Limited and Clement May Limited, a company organized under the laws of England and Wales, with company number 7061321.

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“HSBC Term Loan” shall mean, collectively, (a) that certain term loan in the original principal amount of £1,550,000 made available by HSBC Bank plc to S360 Holdings Ltd., pursuant to that certain term loan facility agreement, dated June 26, 2018, between HSBC Bank plc and S360 Holdings Ltd., as amended pursuant to (i) that certain letter agreement dated April 20, 2020, between HSBC Bank plc and S360 Holdings Ltd., and (ii) that certain letter agreement dated September 20, 2020, between HSBC Bank plc and S360 Holdings Ltd., and (b) that certain term loan in the original principal amount of £1,000,000 made available by HSBC UK Bank plc to S360 Ltd., pursuant to that certain term loan facility agreement, dated May 15, 2020, between HSBC UK Bank plc to S360 Ltd.

“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifies and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefore, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Intellectual Property Security Agreements” means, collectively, each Intellectual Property Security Agreement entered into by any Obligors in favor of the Purchaser as security for the Obligations, as may be amended, restated, supplemented or otherwise modified from time to time.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

““Joinder Agreement” means a Joinder Agreement and Pledge Agreement Supplement substantially in the form of Exhibit D hereto.

“Key Resources” has the meaning set forth in the preamble to this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Transaction, any Obligor shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Lighthouse” has the meaning set forth in the preamble to this Agreement.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

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“Longbridge Intercompany Note” means that certain Promissory Note, dated as of even date herewith, issued by S360 Ltd. To the Company in the approximate principal amount of $16,245,337, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (a) a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business or properties of the Obligors, taken as a whole, (ii) the rights and remedies of the Purchaser under any of the Transaction Documents or the ability of the Purchaser to enforce the Obligations or realize upon the Collateral, or the ability of the Obligors to perform any of their obligations under any Transaction Document, (iii) the legality, validity or enforceability of any Transaction Document, (iv) the existence, perfection or priority of any security interest granted in any Note Document, (v) the value of any material Collateral; or (b) the imposition of a fine against or the creation of any liability of any Obligor to any Governmental Authority in excess of $200,000 which is not satisfied or discharged in full within thirty (30) days after the imposition thereof.

“Material Contract” means (a) the Existing Senior Secured Debt Documents, (b) the Longbridge Intercompany Note, (c) the other agreements described on Schedule 6.18, and (d) any other agreement or instruments to which any Obligor now or hereafter is a party if the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier of (a) October 14, 2024, or (b) the date of acceleration of the maturity of any of the Senior Notes pursuant to Section 9.2 hereof.

“MidCap ABL Credit Agreement” means that certain Credit and Security Agreement dated as of April 8, 2015, by and among Faro, Lighthouse, and Monroe, as borrowers, any additional borrowers from time to time party thereto, the Company, MidCap Funding IV Trust (as successor by assignment to MidCap Funding X Trust), as administrative agent and a lender, and the financial institutions or other entities from time to time party thereto as lenders, providing for revolving and term loan credit facilities to the borrowers thereunder, as amended on or prior to the date hereof and as further amended, restated, supplemented or otherwise modified from time to time.

“MidCap Intercreditor Agreement” means Intercreditor Agreement dated as of September 15, 2017, as amended by (a) that certain First Amendment to Intercreditor Agreement dated as of August 27, 2018, (b) that certain Second Amendment to Intercreditor Agreement dated as of February 7, 2019, (b) that certain Third Amendment to Intercreditor Agreement dated as of Fourth Amendment Effective Date, (d) Fourth Amendment to Intercreditor Agreement dated as of October 26, 2020 and (e) Fifth Amendment to Intercreditor Agreement dated as of October 27, 2022, and as further amended, restated, supplemented or otherwise modified from time to time.

“MidCap Priority Collateral” means the “ABL Priority Collateral” as such term is defined in the MidCap Intercreditor Agreement.

“MidCap Senior Agent” means, collectively, MidCap Funding IV Trust (as successor by assignment to MidCap Funding X Trust) in its capacity as administrative agent under the MidCap ABL Credit Agreement, together with its successors and assigns in such capacity.

“Monroe” has the meaning as set forth in the first recitals to this Agreement.

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“Multiemployer Plan” means “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Obligor or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“NC PEO” has the meaning set forth in the preamble to this Agreement.

“New Pay Proceeds Letter” means that certain Pay Proceeds Letter, dated the Fourth Amendment Effective Date, executed by the Company and addressed to the Purchaser.

“Note Documents” shall mean, collectively, each of the Transaction Documents (other than the Existing Warrant Documents, the Certificate of Designation and the Exchange Shares), in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Obligations” shall mean all present and future debt, liabilities and obligations of the Company owing to the Purchaser, or any Person entitled to indemnification hereunder, or any of their respective successors, permitted transferees or permitted assigns, arising under or in connection with this Agreement, each Senior Note or any other Note Document, including, without limitation, all principal and interest now or hereafter owing by the Company under each Senior Note.

“Obligors” means, collectively, the Company and the Subsidiary Guarantors.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Omnibus Amendment and Reaffirmation Agreement” means that Omnibus Amendment and Reaffirmation Agreement, dated as of the Closing Date, by and among the Obligors and the Purchaser.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of business of such Person, as conducted by such Person in a manner consistent in all material respects with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all stockholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Original Closing Date” means September 15, 2017.

“Original Note Purchase Agreement” means the Existing Note Purchase Agreement (as such term is defined in the Existing Note Purchase Agreement).

“Original Senior Note” has the meaning assigned to such term in the Second Omnibus Amendment.

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“Pay Proceeds Letter” means, collectively or individually, as the context may require (a) that certain Pay Proceeds Letter, dated the Original Closing Date, executed by the Company and addressed to the Purchaser, (b) the Second Pay Proceeds Letter, and (c) the New Pay Proceeds Letter.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Obligor required under all applicable laws and required for such Obligor in order to carry on its business as now conducted.

“Permitted Acquisition Other Debt” means Debt, incurred by a Foreign Subsidiary in connection with a Permitted Acquisition.

“Permitted Acquisitions” means (a) those acquisitions as the Purchaser and Company may mutually agree upon in writing from time to time, (b) Permitted Foreign Acquisitions and (c) Permitted Domestic Acquisitions; provided that, in respect of the foregoing clauses (b) and (c), (i) immediately prior to the consummation of such acquisition, no Default or Event of Default then exists or would result therefrom, (ii) with respect to each such acquisition, prior to the closing thereof, the Purchaser has received pro forma financial statements, (iii) with respect to each such acquisition, Obligors shall be in compliance on a pro forma trailing twelve month basis with the Total Leverage Ratio covenant and each of the other financial covenants in Section 8.17, and the Purchaser shall have received a certificate from a Responsible Officer of the Company, dated the consummation date of such acquisition, certifying and demonstrating that (A) after giving effect to such acquisition (and taking into account any and all Debt incurred, issued or assumed by any Obligor or Subsidiary thereof in connection therewith, and any continuing Debt of any target entity being acquired in connection therewith, including, without limitation, any Debt of the type described under clauses (m) through (p), inclusive, of the definition of Permitted Debt), the Obligors are in compliance on a pro forma trailing twelve month basis with the Total Leverage Ratio covenant and each other financial covenant in Section 8.17, and (B) no Default or Event of Default exists as of such date or would result after giving effect to such acquisition, and (iv) in the case of any Permitted Domestic Acquisition, compliance with Section 7.10(c).

“Permitted Asset Dispositions” means the following Asset Dispositions: (a) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Obligor or Subsidiary thereof determines in good faith is no longer used or useful in the business of such Obligor or Subsidiary; provided, however, that at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition, and (b) dispositions approved in writing by the Purchaser.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Obligor or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Obligor; provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) such Obligor’s and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and the Purchaser’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Company has given prior written notice to the Purchaser of an Obligor’s or its Subsidiary’s intent to so contest the obligation; (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by such Obligor or its Subsidiaries; (e) the Company has given the Purchaser notice of the commencement of such contest and upon request by the Purchaser, from time to time, notice of the status of such contest by the applicable Obligors and/or confirmation of the continuing satisfaction of this definition; and (f) upon a final determination of such contest, such Obligor and its Subsidiaries shall promptly comply with the requirements thereof.

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“Permitted Contingent Obligations” means, without duplication: (a) Contingent Obligations arising in respect of the Debt under the Note Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 8.1 (including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations to the extent constituting (i) Refinancing Debt or (ii) extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $250,000 in the aggregate at any time outstanding; (f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to the Purchaser mortgagee title insurance policies; (g) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 8.6; (h) [Reserved]; (i) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by an Obligor or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; and (j) other Contingent Obligations not permitted by clauses (a) through (i) above, not to exceed $250,000 in the aggregate at any time outstanding.

“Permitted Debt” means, without duplication: (a) the Obligors’ Debt to the Purchaser under this Agreement and the other Note Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt not to exceed $1,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; (d) Debt existing, or contemplated on the date of this Agreement and described on Schedule 8.1 (other than any items otherwise expressly set forth in this definition), including any refinancings, extensions, increases or amendments to the indebtedness underlying such Debt to the extent constituting (i) Refinancing Debt or (ii) extensions of the maturity thereof without any other change in terms); (e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by any Obligor or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (f) Debt in the form of insurance premiums financed through the applicable insurance company; (g) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (h) Debt (other than Debt for borrowed money) that is a Permitted Intercompany Transaction; (i) Subordinated Debt and any Subordinated Debt Permitted Refinancing with respect thereto; (j) Permitted ABL Senior Debt (as defined below in the definition); (k) unsecured intercompany Debt between any Obligors; (l) unsecured intercompany Debt owing from any Obligor to any Foreign Subsidiary or Excluded Subsidiary, provided that such Debt is at all times on and after the Closing Date subordinated to the Obligations pursuant to a subordination agreement satisfactory to Purchaser; (m) Permitted Acquisition Other Debt that is incurred in connection with the consummation of one or more Permitted Acquisitions, provided that (i) no Default or Event of Default exists or would result therefrom, (ii) Obligors shall be in compliance on a pro forma trailing twelve month basis with the Total Leverage Ratio covenant and each of the other financial covenants in Section 8.17 after giving effect to such Debt, and the Purchaser shall have received a certificate from a Responsible Officer of the Company demonstrating such compliance in form and with the accompanying detail as described in clause (iii) of the definition of Permitted Acquisition, and (iii) the principal amount of such Debt may not be repaid prior to the repayment in full of the Obligations except in the case of such repayments thereof that, together with any repayments of the principal amount of any Debt incurred pursuant to clauses (n) and (o) of this definition prior to the payment in full of the Obligations, do not exceed an amount equal to $3,000,000 (less the amount of any Series A Catch-up Payment made on or after January 25, 2017) in the aggregate; (n) unsecured Debt of any Person that becomes a Subsidiary after the Original Closing Date in connection with any Permitted Acquisition; provided that (i) such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) no Default or Event of Default exists or would result therefrom, (iii) Obligors shall be in compliance on a pro forma trailing twelve month basis with the Total Leverage Ratio covenant and each of the other financial covenants in Section 8.17 after giving effect to such Debt, and the Purchaser shall have received a certificate from a Responsible Officer of the Company demonstrating such compliance in form and with the accompanying detail as described in clause (iii) of the definition of Permitted Acquisition, (iv) such Debt is at all times on and after the Closing Date subordinated to the Obligations on terms satisfactory to the Purchaser, and (v) the principal amount of such Debt may not be repaid prior to the repayment in full of the Obligations, except in the case of such repayments thereof that, together with any repayments of the principal amount of any Debt incurred pursuant to clauses (m) and (o) of this definition prior to the payment in full of the Obligations, do not exceed an amount equal to $3,000,000 (less the amount of any Series A Catch-up Payment made on or after the Original Date) in the aggregate; (o) unsecured Debt owing to sellers of assets or Equity Interests that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as (i) such Debt is subordinated is at all times on and after the Closing Date subordinated to the Obligations on terms satisfactory to the Purchaser, (ii) no Default or Event of Default exists or would result therefrom, (iii) Obligors shall be in compliance on a pro forma trailing twelve month basis with the Total Leverage Ratio covenant and each of the other financial covenants in Section 8.17 after giving effect to such Debt, and the Purchaser shall have received a certificate from a Responsible Officer of the Company demonstrating such compliance in form and with the accompanying detail as described in clause (iii) of the definition of Permitted Acquisition, and (iv) the principal amount of such Debt may not be repaid prior to the repayment in full of the Obligations except in the case of such repayments thereof that, together with any repayments of the principal amount of any Debt incurred pursuant to clauses (m) and (n) of this definition prior to the payment in full of the Obligations, do not exceed an amount equal to $3,000,000 (less the amount of any Series A Catch-up Payment made on or after the Original Date) in the aggregate; (p) secured Debt of a target entity acquired in connection with a Permitted Acquisition, provided that (i) such Debt is incurred pursuant to an asset based working capital facility (“ABL Facility”) provided by a bank or other financial institution to such target entity and existing at the time such target entity was acquired and which ABL Facility continues following such Permitted Acquisition, (ii) the facility amount of such ABL Facility and the advance rates and eligibility requirements under such ABL Facility are not modified following the date of such Permitted Acquisition or in contemplation thereof in a manner which results in an increase in borrowing availability thereunder, (iii) neither the Company nor any other Obligor (other than the target entity) shall be liable, directly or indirectly, for any such Debt or other obligations and liabilities under such ABL Facility, (iv) no assets of the Company or any other Obligor (other than the target entity) shall be subject to any Liens or otherwise be used to secure, repay, guarantee or otherwise provide credit support for such ABL Facility or any such Debt or other obligations and liabilities under such ABL Facility, (v) no Default or Event of Default exists or would result therefrom, (vi) Obligors shall be in compliance on a pro forma trailing twelve month basis with the Total Leverage Ratio covenant and each of the other financial covenants in Section 8.17 after giving effect to such Debt, and the Purchaser shall have received a certificate from a Responsible Officer of the Company demonstrating such compliance in form and with the accompanying detail as described in clause (iii) of the definition of Permitted Acquisition, and (vii) the repayment of such ABL Facility shall be made solely from the cash flow of the target entity so acquired or, in the case of any default thereunder, solely from the cash flow and other assets of the target entity so acquired, and (q) Refinancing Debt.

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As used above in this definition, the term “Permitted ABL Senior Debt” means Debt incurred pursuant to the Existing Senior Secured Debt Documents, provided that:

(a) the outstanding principal amount of such Debt (other than Debt incurred under the MidCap ABL Credit Agreement) does not at any time exceed the lesser of:

(i)	the applicable maximum applicable facility limit set forth in such Existing Senior Secured Debt Documents from time to time (without giving effect to any accordion or similar options to increase the maximum facility, unless such option has been validly exercised and become effective), and

(ii)	any applicable borrowing base or similar borrowing availability limit (or receivables purchase availability limit, in the case of any receivables purchase or factoring arrangement that constitutes Debt); provided that any waiver, change or other modification to any eligibility criteria, advance rates or other component used in calculating any such borrowing base or similar borrowing availability limit (or any receivables purchase limit, in the case of any receivables purchase or factoring arrangement that constitutes Debt) from that as set forth in the Existing Senior Secured Debt Documents as in effect on the date hereof shall require the prior written consent of Purchaser if any such waiver, change or other modification would result in any increased borrowing availability (or increased receivables purchase availability in the case of any receivables purchase or factoring arrangement that constitutes Debt);

(b) the outstanding principal amount of all such Debt shall not at any time violate the financial covenants set forth in Section 8.17; and

(c) in the case of any such Debt incurred under the MidCap ABL Credit Agreement or Loan Documents (as defined thereunder) the principal amount of ABL Loans (as such term is defined in the MidCap Intercreditor Agreement as in effect on the date hereof) must not exceed the “ABL Debt Cap” as such term is defined in the MidCap Intercreditor Agreement as in effect on the date hereof.

“Permitted Distributions” means the following Restricted Distributions: (a) dividends payable solely in common stock and preferred stock; (b) repurchases of stock from individuals who were, but are no longer, employees, directors or consultants pursuant to stock purchase agreements entered as part of their compensation so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchases do not exceed $250,000 in the aggregate per Fiscal Year; (c) dividends or distributions paid by (i) a Subsidiary to the Company or another Obligor that is the direct or indirect parent of such Subsidiary or (ii) by a Foreign Subsidiary to an Obligor or to another Foreign Subsidiary that is the direct parent company of such Foreign Subsidiary; (d) dividends, distributions, management fees or other fees or compensation payable solely by an Obligor or a Subsidiary thereof to the Company or another Obligor; (e) dividends and distributions that are Permitted Intercompany Transactions so long as no Event of Default exists at the time thereof or would result therefrom, and (f) in respect of the Series A Preferred Stock of the Company, provided that the aggregate monthly amount of all such Series A Preferred Stock dividends shall not exceed $17,000 (excluding any catch-up payment amount in respect of the delinquent dividend payments currently outstanding as of the Original Closing Date in an aggregate amount not to exceed $400,000; the payment of any such catch-up amount being referred to herein as the “Series A Catch-up Payment”) and at the time of the making of such dividend no Event of Default shall exist or would result therefrom.

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“Permitted Domestic Acquisitions” means the collective reference to each acquisition by the Company (directly or indirectly by new wholly-owned direct or indirect Domestic Subsidiaries), (a) of substantially all of the assets, or all of the capital stock, of a Person in the line of business in which the Obligors are engaged on the Closing Date or that is incidental thereto and (b) involving assets and operations domiciled inside of the United States.

“Permitted Foreign Acquisitions” means the collective reference to each acquisition by the Company (directly or indirectly by new wholly-owned direct or indirect Foreign Subsidiaries), (a) of substantially all of the assets, or all of the capital stock, of a Person in the line of business in which the Obligors are engaged on the Closing Date or that is incidental thereto and (b) involving assets and operations domiciled outside of the United States.

“Permitted Intercompany Transaction” has the meaning set forth in Section 8.8.

“Permitted Investments” means: (a) Investments shown on Schedule 8.7 and existing on the Closing Date; (b) cash and cash equivalents; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Obligors pursuant to employee stock purchase plans or agreements approved by such Obligors’ Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $250,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Obligors in any Subsidiary; (g) Investments consisting of deposit accounts in which the Purchaser has received a Deposit Account Control Agreement; (h) Investments by any Obligor in any other Obligor; (i) Investments made by Obligor in any Foreign Subsidiary in connection with Permitted Acquisitions, provided that the aggregate of all such Investments, together with the outstanding principal amount of all Permitted Acquisition Other Debt, may not at any time exceed $1,000,000; (j) Permitted Acquisitions; and (k) other Investments in an amount not exceeding $250,000 in the aggregate.

“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to an Obligor’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral, for sums not exceeding $250,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) [reserved]; (g) Liens and encumbrances in favor of the Purchaser under the Transaction Documents; (h) Liens on Collateral existing on the date hereof and set forth on Schedule 8.2 (other than items otherwise expressly set forth in this definition); (i) (A) Liens on receivables of Foreign Subsidiaries and any related rights or proceeds thereof (but not on any equity interests of any Foreign Subsidiary) granted pursuant to the applicable Existing Senior Secured Debt Documents to secure any Permitted ABL Senior Debt incurred thereunder or any other obligations of such Foreign Subsidiary under the HSBC Agreement for the Purchase of Debt, as applicable, and (B) Liens granted on the assets of Domestic Subsidiaries to secure any Permitted ABL Senior Debt incurred thereunder and any other obligations (not constituting Debt) of the Company and the Domestic Subsidiaries under the MidCap ABL Credit Agreement and related Financing Documents (as defined in the MidCap ABL Credit Agreement), provided such Liens in favor of MidCap are at all times subject to the MidCap Intercreditor Agreement, and such Liens in favor of any other secured creditor are at all times subject to an intercreditor agreement in form and substance satisfactory to Purchaser; (j) Liens on the property of a Foreign Subsidiary (but not on any equity interest of any Foreign Subsidiary), which Liens secure only Permitted Acquisition Other Debt not to exceed $1,000,000 in the aggregate at any time; (k) Liens on Refinancing Debt permitted hereunder to the extent and only to the extent that the original Debt being so refinanced was secured by a Permitted Lien; (l) any Lien on any equipment securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof; and (m) Liens securing Debt permitted to be incurred under clause (p) of the definition of Permitted Debt, provided that such Liens do not at any time extend to any assets of the Company or any other Obligor (other than the target entity which is being acquired and which is party to the applicable ABL Facility described in clause (p) of the definition of Permitted Debt).

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“Permitted Modifications” means (a) such amendments or other modifications to an Obligor’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of an Obligor or Subsidiary or involving a reorganization of a Obligor or Subsidiary under the laws of a different jurisdiction) as are required by applicable Law and fully disclosed to the Purchaser within thirty (30) days after such amendments or modifications have become effective, and (b) such other amendments or modifications to an Obligor’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of an Obligor or Subsidiary or involving a reorganization of a Obligor or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of the Purchaser and fully disclosed to the Purchaser within thirty (30) days after such amendments or modifications have become effective.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, or other entity, or a government or any political subdivision or agency thereof.

“Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of September 15, 2017, by and among the Company, the Domestic Subsidiaries party thereto and the Purchaser, as amended by the First Omnibus Amendment, the Second Omnibus Amendment, the Fourth Omnibus Amendment, and the Omnibus Amendment and Reaffirmation Agreement, and as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Principal Office” means the office of the Purchaser at the address as specified in Section 10.1.

“Prior Note Purchase Agreement” has the meaning set forth in the first Whereas clause of this Agreement.

“Purchaser” means Jackson Investment Group, LLC, together with its successors and assigns and including, without limitation, any Transferee.

“Refinancing Debt” means Debt which represents extensions, renewals, refinancing or replacements of any Debt described in clauses (c), (d), (j), (n), or (p) in the definition of “Permitted Debt” hereunder (such Debt being referred to herein as the “Original Debt”); provided that (i) such Refinancing Debt does not increase the principal amount of the Original Debt (except by an amount equal to unpaid accrued interest and premium thereon, plus original issue discount and upfront fees plus other fees and expenses reasonably incurred in connection with such extensions, renewals, refinancing or replacement plus an amount equal to any existing commitments unutilized thereunder to the extent such commitments are otherwise permitted hereunder, plus an amount equal to any incremental facilities unutilized thereunder to the extent such amount is otherwise permitted hereunder), (ii) if the Original Debt is unsecured, such Refinancing Debt shall be unsecured, and if the Original Debt was permitted to be secured hereunder, then any Liens securing such Refinancing Debt are not extended to any additional property of an Obligor or any of its Subsidiaries (other than replacement Liens so long as the replacement Liens only encumber those assets or classes of assets that the original Lien encumbered), (iii) no Obligor or any of its Subsidiaries that is not originally obligated with respect to repayment of such Original Debt is required by the terms thereof to become obligated with respect to such Refinancing Debt, (iv) such Refinancing Debt does not result in a shortening of the average weighted maturity of such Original Debt, (v) the terms of such Refinancing Debt are not, taken as a whole, materially more burdensome or restrictive to the Obligors or materially more adverse to the interests of the Purchaser than the original terms of the Original Debt; it being understood that in the case of any refinancing of any Permitted ABL Senior Debt (as such term is defined in the definition of Permitted Debt), such refinancing shall require the prior written consent of the Purchaser if the applicable borrowing base or similar borrowing availability limit (or receivables purchase availability limit, in the case of any receivables purchase or factoring arrangement that constitutes Debt) in respect of such Refinancing Debt, including any eligibility criteria, advance rates or other components used in calculating such borrowing base or similar borrowing availability limit (or any receivables purchase limit, in the case of any receivables purchase or factoring arrangement that constitutes Debt) would result in any increased borrowing availability (or receivables purchase availability in the case of any receivables purchase or factoring arrangement that constitutes Debt) from that set forth in the applicable Existing Senior Secured Debt Documents as in effect on the date hereof, and (vi) if such Original Debt was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinancing Debt must include subordination terms and conditions that are at least as favorable to the Purchaser as those that were applicable to such Original Debt (and in the case of Original Debt subject to the MidCap Intercreditor Agreement, the holder of such Refinancing Debt shall agree to be bound by the terms of the MidCap Intercreditor Agreement or otherwise shall enter into a new intercreditor agreement with Purchaser having terms and conditions at least as favorable to the Purchaser as those applicable to the MidCap Intercreditor Agreement).

“Responsible Officer” means any of the Chairman (with respect the Company), Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Obligor acceptable to the Purchaser.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person (except in connection with the Existing Warrant), or (ii) any option, warrant or other right to acquire any equity interests in such Person (excluding, however the Existing Warrant), (c) any management fees, salaries or other fees or compensation to any Person holding an equity interest in an Obligor or a Subsidiary of an Obligor (other than (i) payments of compensation to individuals, (ii) customary directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), or to any Affiliate of an Obligor or an Affiliate of any Subsidiary of an Obligor, (d) any lease or rental payments to an Affiliate or Subsidiary of an Obligor other than such payments made in the Ordinary Course of Business and in compliance with Section 8.8, or (e) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in an Obligor or a Subsidiary of an Obligor, an Affiliate of an Obligor or an Affiliate of any Subsidiary of an Obligor unless permitted under and made pursuant to a Subordination Agreement, in form and substance reasonably satisfactory to Purchaser, applicable to such loans or other indebtedness.

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“S360 Holdings Ltd.” means Staffing 360 Solutions (Holdings) Limited, a company organized under the laws of England and Wales (formerly known as Staffing 360 Solutions Limited), with company number 07116112, and shall include S360 Holdings Ltd.’s successors and permitted assigns.

“S360 Ltd.” means Staffing 360 Solutions Limited, a company organized under the laws of England and Wales (formerly known as Longbridge Recruitment 360 Ltd.), with company number 06745176, and shall include S360 Ltd.’s successors and permitted assigns.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment Effective Date” means November 15, 2018.

“Second Closing” has the meaning set forth in the Second Omnibus Amendment.

“Second Closing Date” means August 27, 2018.

“Second Omnibus Amendment” has the meaning set forth in the second Whereas clause of this Agreement.

“Second Pay Proceeds Letter” means that certain Second Pay Proceeds Letter, dated the Second Closing Date, executed by the Company and addressed to the Purchaser

“Second Senior Note” shall mean that certain 12% Senior Secured Promissory Note due September 15, 2020, dated August 27, 2018, in the principal amount of Eight Million Four Hundred Twenty-Seven Thousand Seven Hundred Ninety-Four Dollars ($8,427,794) issued by the Company to the Purchaser on August 27, 2018 pursuant to Section 2.1(b) of the Existing Note Purchase Agreement, as amended prior to the date hereof.

“Securities Account Control Agreement” shall mean any and all securities account control agreements entered into on or after the Closing Date by the applicable securities intermediary, the applicable Obligor, and the Purchaser (or by any Person acting as bailee for perfection on behalf of the Purchaser), as may be amended, restated, supplemented or otherwise modified from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of September 15, 2017, by and among the Company, the Domestic Guarantors and the Purchaser, as amended by the First Omnibus Amendment, the Second Omnibus Amendment, the Fourth Omnibus Amendment, and the Omnibus and Reaffirmation Agreement, and as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, the Share Mortgage, the Pledge Agreement, Intellectual Property Security Agreements, the Deposit Account Control Agreements, the Third Party Waiver Agreements and all other security agreements, pledge agreements, collateral assignments, financing statements, powers of attorney, stock transfer powers and other instruments, documents or agreements now or hereafter executed and delivered by any of the Obligors to the Purchaser for the purposes of creating, perfecting, or preserving the Purchaser’s Liens in, to and under any of the Collateral, in each case, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

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“Segregated Account” has the meaning set forth in Section 7.16(b).

“Senior Note” or “Senior Notes” means, individually or collectively, as the context may require (a) the Third Amended and Restated Note and (b) each other senior promissory note now or hereafter delivered by the Company to the Purchaser in substitution, replacement or exchange of the Third Amended and Restated Note, in each case as amended, restated, supplemented or modified from time to time pursuant to the provisions of this Agreement.

“Series A Catch-up Payment” has the meaning set forth in the definition of Permitted Distributions.

“Share Mortgage” shall mean the Existing Share Mortgage, as amended by the Share Mortgage Amendment, and as the same may hereafter be further amended, restated, or otherwise modified in accordance with its terms.

“Share Mortgage Amendment” has the meaning set forth in Section 5.1(B)(4).

“Solvent” shall mean, with respect to any Person at any time, that (i) each of the fair value and the present fair saleable value of such Person’s assets (including any rights of subrogation or contribution to which such Person is entitled, under any of the Transaction Documents or otherwise) is greater than such Person’s debts and other liabilities (including contingent, unmatured and unliquidated debts and liabilities) and the maximum estimated amount required to pay such debts and liabilities as such debts and liabilities mature or otherwise become payable; (ii) such Person is able and expects to be able to pay its debts and other liabilities (including, without limitation, contingent, unmatured and unliquidated debts and liabilities) as they mature; and (iii) such Person does not have unreasonably small capital to carry on its business as conducted and as proposed to be conducted.

“Subordinated Debt” means any Debt of any Obligor or Subsidiary thereof that by its terms is expressly subordinated to the Obligations and is incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of the Purchaser, all of which documents must be in form and substance reasonably acceptable to the Purchaser in its good faith discretion.

“Subordinated Debt Documents” means any documents evidencing and/or securing Subordinated Debt governed by a subordination agreement, all of which documents and subordination agreement must be in form and substance reasonably acceptable to the Purchaser in its good faith discretion.

“Subordinated Debt Permitted Refinancing” means the assignment or refinancing of Subordinated Debt if (a) that Subordinated Debt was incurred solely with respect to borrowed money, (b) the assignee or refinancer thereof has given the Purchaser not less than ten (10) Business Days’ prior written notice of such assignment or refinancing, (c) prior to the consummation of any such assignment or refinancing, the assignee or refinancer thereof shall execute and deliver to the Purchaser a joinder to the applicable subordination agreement (or to a replacement thereof) in form and substance satisfactory to the Purchaser in its good faith discretion pursuant to which such assignee or refinancer agrees to be bound by and subject to the terms the Subordination Agreement, (d) the assignee or refinancer specifically acknowledges and agrees in that joinder that no provision of any Subordinated Debt Documents with respect such Subordinated Debt shall contain any provision, and that no action shall be taken, that causes or that would cause a violation of Section 8.5 and (e) there exists no Default or Event of Default.

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“Subsidiary” shall mean, as to any person, any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (other than stock having such voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries or (ii) in the case of a limited liability company, partnership or joint venture, in which such Person or a Subsidiary of such Person is a member, general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person or one or more of its Subsidiaries. Unless otherwise specified herein, all references to a “Subsidiary” shall be deemed to refer to “Subsidiaries” of the Company.

“Subsidiary Guarantors” means, collectively, (a) each Subsidiary of the Company identified as a “Subsidiary Guarantor” on the signature pages hereto, (b) each other Subsidiary that now or hereafter becomes a guarantor party to this Agreement and bound by the provisions of Article 4 hereof, by executing and delivering a Joinder Agreement in favor of Purchaser, including without limitation, any other Subsidiary of the Company that joins as a Guarantor pursuant to Section 7.10(c) hereof or otherwise.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by the Company or any other Obligor to provide protection against fluctuations in interest or currency exchange rates, but only if the Purchaser provides its prior written consent to the entry into such “swap agreement”.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

“Third Amended and Restated Note” shall mean that certain Third Amended and Restated 12% Senior Secured Promissory Note due October 14, 2024, dated as of the Closing Date, in the principal amount of $9,016,249.00 plus any interest now or hereafter deemed added to the principal balance of such Note, issued by the Company to the Purchaser on the date hereof pursuant to Section 2.1(a), and each other senior promissory note now or hereafter delivered to the Purchaser in substitution, replacement or exchange thereof, in each case as amended, restated, supplemented or modified from time to time pursuant to the provisions of this Agreement.

“Third Omnibus Amendment” has the meaning set forth in the second Whereas clause of this Agreement.

“Third Party Waiver Agreement” shall mean any waiver agreement, executed on or after the Original Closing Date, by the applicable landlord, bailee, warehousemen, processor or other third party operator of premises on which any Collateral is located and the applicable Obligor in favor of the Purchaser, in each case in form and substance reasonably satisfactory to the Purchaser.

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“Third Senior Note” means that certain 18% Senior Secured Promissory Note due December 31, 2019, dated the Fourth Amendment Effective Date, in the principal amount of Two Million Five Hundred Thirty-Eight Thousand Dollars ($2,538,000) issued by the Company to the Purchaser on the Fourth Amendment Effective Date pursuant to Section 2.1(c) of the Existing Note Purchase Agreement, which note has previously been paid in full by the Company and is no longer outstanding.

“Transaction Documents” means collectively, this Agreement, each Senior Note, the Security Documents, the Existing Warrant Documents, Warrant Agreement, the MidCap Intercreditor Agreement, the Pay Proceeds Letter, together with any other guaranty now or hereafter executed by any Obligor in favor of the Purchaser, and all consents, notices, documents, certificates and instruments heretofore, now or hereafter executed by or on behalf of any Obligor, and delivered to the Purchaser in connection with this Agreement, the Security Documents, the Warrant or the transactions contemplated thereby, each as amended, restated, supplemented or otherwise modified from time to time.

“Transferee” shall mean any permitted direct or indirect transferee of all or any part of any of the Senior Note issued pursuant to this Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, unless the context requires application of the Uniform Commercial Code as in effect in another State, in which case such term means the Uniform Commercial Code as in effect in such State. For purposes of this Agreement, “UCC” also means the equivalent, similar or analogous statutes, regulations and other laws of any foreign country or jurisdiction as the same may be applicable and the context requires, and any successor statute, regulation or law thereto.

“Warrant Agreement” means that certain Warrant Agreement, dated October 27, 2022, by and among the Company and Purchaser.

Article 2.

ISSUANCE AND PURCHASE OF SENIOR NOTE

Section 2.1

(a) Existing Senior Notes; Issuance of Third Amended and Restated Note. The Company previously sold to the Purchaser and, upon the terms and conditions set forth in the Existing Note Purchase Agreement and in reliance upon the representations and warranties of the Company contained therein, the Purchaser purchased from the Company, the Existing Senior Notes and the Third Senior Note, in exchange for a senior secured debt investment previously made by the Purchaser in the Company as described in the Existing Senior Note Purchase Agreement. The Third Senior Note was previously fully repaid by the Company and is no longer outstanding as of the date hereof. As of the date hereof, the total outstanding principal balance of the Existing Senior Notes is nine million sixteen thousand two hundred forty nine and 00/100 ($9,016,249.00). In connection with the entering into of this Agreement and as a condition to the effectiveness of this Agreement, the Company is required to issue to the Purchaser on the date hereof the Third Amended and Restated Note, pursuant to which, among other things, the Existing Senior Notes will be amended and restated in their entirety and the outstanding principal balances of the Existing Senior Notes will be consolidated into and evidenced by the Third Amended and Restated Note. Subject to the satisfaction of all conditions precedent set forth in Sections 5.1 and 5.2 hereof, on the Closing Date the Company shall issue to the Purchaser, and the Purchaser shall acquire, the Third Amended and Restated Note, which note upon such issuance shall be considered issued and outstanding hereunder in accordance with its terms.

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(b) [Intentionally deleted].

Section 2.2 Interest on the Senior Notes.

(a) Interest on the Third Amended and Restated Note. Interest on the outstanding principal balance of the Third Amended and Restated Note shall be paid in cash and continue to accrue at a rate per annum equal to twelve percent (12.00%) on and at all times after the date hereof until the principal amount of such Third Amended and Restated Note has been paid in full. In the event that the Company has not repaid in cash at least fifty percent (50.00%) of the outstanding principal balance of the Third Amended and Restated Note as of the date hereof on or before the First Anniversary, then the interest on the outstanding principal balance of the Third Amended and Restated Note shall continue to accrue at an increased rate per annum equal to sixteen percent (16.00%) of the outstanding principal balance of the Third Amended and Restated Note until the Note is repaid in full. For the avoidance of doubt, any accrued and unpaid interest on the principal balance of the Existing Senior Notes which is not paid in full in cash on the Closing Date, shall on and after the Closing Date continue to remain an obligation of the Company and shall be treated as accrued and unpaid interest on the outstanding principal balance of the Third Amended and Restated Note, and such interest shall be due and payable in cash on each Interest Payment Date in accordance with the terms set forth below in this Section and the terms of the Third Amended and Restated Note. All accrued and unpaid interest on the outstanding principal balance of the Third Amended and Restated Note shall be due and payable in arrears in cash on a monthly basis on the first day of each month in each year on and after the date hereof (with the first such monthly payment due on November 1, 2022; each such monthly payment date being referred to herein as an “Interest Payment Date”) and on the Maturity Date.

(b) [Intentionally deleted]

(c) Default Interest. On and at all times after the occurrence and during the continuance of any Event of Default (other than any Event of Default resulting solely from the failure of the Company to comply with any financial covenant in Section 8.17 for any period through and including September 30, 2021), and at all times after the Maturity Date, whether by acceleration or otherwise, interest shall accrue on the unpaid principal amount of the Senior Notes and on any past due interest, fees or other Obligations at the Default Rate specified in Section 3.4 and shall be payable on demand. For the avoidance of doubt (A) the imposition of the Default Rate of interest, and (B) the above specified exception to the imposition of the Default Rate of interest in the case of any Event of Default resulting solely from the failure of the Company to comply with any financial covenant in Section 8.17 for any period through and including September 30, 2021, is not intended to, nor shall it be construed, as limiting any rights or remedies of the Purchaser in respect of the occurrence of any Event of Default, including, without limitation any rights or remedies set forth in Section 9.2 or in any other Note Document.

Section 2.3 Maturity of Senior Notes; Voluntary Prepayments; Mandatory Prepayment.

(a) The entire unpaid principal amount of each of the Senior Notes, together with all accrued and unpaid interest on the Senior Notes, shall be due and payable on the Maturity Date, unless sooner accelerated in accordance with the terms hereof.

(b) Optional Prepayments. The Company may prepay principal on any of the Senior Notes in whole or in part from time to time, without penalty or premium, upon five (5) Business Days’ prior notice to Purchaser, provided that (i) any partial prepayment hereunder shall be in a principal amount of not less than $100,000 or, if greater than $100,000, then in integral multiples of $100,000, and (ii) such prepayment is accompanied by all accrued and unpaid interest on the amount prepaid through the date of prepayment.

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(c) Mandatory Prepayment. Until all principal, interest and fees due pursuant to the Note Documents are paid in full by the Company and are no longer outstanding, Purchaser shall have a first call over fifty percent (50.00%) of the net proceeds from all Common Stock equity raises, which shall be used to paydown any outstanding Obligations under the Note Documents. Any failure by the Company to make such mandatory prepayment shall constitute an immediate Event of Default hereunder immediately upon receipt by the Company of notice thereof from the Purchaser.

Article 3.

OTHER PROVISIONS RELATING TO THE SENIOR NOTES

Section 3.1 Making of Payments. The Company shall make each payment hereunder and under the Senior Notes not later than 1:00 p.m. (New York, New York time) on the day when due in Dollars in same day funds to the Purchaser at its Principal Office, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. All payments received after that hour shall be deemed to have been received by the Purchaser on the next following Business Day.

Section 3.2 Increased Costs. In the event that any change in any applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by the Purchaser with any guideline, request or directive (whether or not having the force of law) from any central bank or other U.S. or foreign financial, monetary or other governmental authority, shall: (a) subject the Purchaser to any tax of any kind whatsoever with respect to this Agreement, the Senior Notes or the Existing Warrant or change the basis of taxation of payments to the Purchaser of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Purchaser); (b) impose, modify, or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by or committed to be extended by any office of the Purchaser, including, without limitation, pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or (c) impose on the Purchaser any other condition with respect to this Agreement, the Senior Notes or the Existing Warrant; and the result of any of the foregoing is to increase the cost to the Purchaser of making or maintaining the Senior Notes or the Existing Warrant or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of the Senior Notes or the Existing Warrant, THEN, IN ANY CASE, the Company shall pay, within five (5) Business Days following the demand of the Purchaser, such additional amounts as will compensate the Purchaser for such additional cost or such reduction, as the case may be, so long as such amounts have accrued on or after the date which is 270 days prior to the date of demand by the Purchaser. The Purchaser shall certify the amount of such additional cost or reduced amount to the Company, and such certification shall be conclusive absent manifest error.

Section 3.3 Tax Gross Up and Indemnity. (a) Subject to clause (b) below, any payment to be made by any Obligor under this Agreement, the Senior Notes and under any other Note Document, shall be made to the Purchaser free and clear of and without deductions or withholdings of Taxes, unless the Obligor is required by law to make such deduction or withholding, in which case the Obligor shall, to the extent permitted by law, increase the sum due to the Purchaser to the extent necessary to ensure that the Purchaser receives a sum equal to the sum which it would have received if no such deduction or withholding had been made or required to be made. In addition, the Obligors shall indemnify the Purchaser, within 10 days after demand therefor, for the full amount of any such Tax payable or paid by the Purchaser or required to be withheld or deducted from a payment to the Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Obligors by the Purchaser shall be conclusive absent manifest error.

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(b) On or before the Closing Date, Purchaser shall deliver to the Company (or to its legal counsel for forwarding to the Company) an IRS Form W-9 establishing its exemption from certain federal income tax withholding. Failure to deliver such Form W-9 shall result in the inapplicability of clause (a) above to the extent any withholding of tax is required as a result of such failure.

Section 3.4 Default Rate of Interest. The default rate is a rate per annum that is five percent (5.00%) in excess of the rate of interest otherwise payable hereunder or under the Senior Notes (the “Default Rate”). Interest calculated at the Default Rate shall be due and payable upon demand by the Purchaser. For the avoidance of doubt (A) the imposition of interest accruing at the Default Rate, and (B) the exception to the imposition of interest at the Default Rate in the case of an Event of Default arising as a result of noncompliance with any financial covenant in Section 8.17 hereof as provided for in Section 2.2(c), is not intended to, nor shall it be construed, as limiting any other rights or remedies of the Purchaser in respect of the occurrence of any Event of Default, including, without limitation any rights or remedies set forth in Section 9.2 or in any other Note Document.

Section 3.5 Calculation of Interest. Interest payable on the Senior Notes shall be calculated on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. If the date for any payment of principal is extended (whether by operation of this Agreement, any provision of law or otherwise), interest shall be payable for such extended time at the rates provided herein. Whenever any payment hereunder or under any Senior Note shall be stated to be due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day and interest shall continue to accrue on such obligation until so paid.

Section 3.6 Usury. In no event shall the amount of interest due or payable on any Obligation, when aggregated with all amounts payable by the Company under any of the Transaction Documents that are deemed or construed to be interest, exceed the maximum rate of interest allowed by Applicable Law and, in the event any such payment is paid by the Company or received by the Purchaser, then such excess sum shall be credited as a payment of principal, unless the Company, as applicable, shall notify the Purchaser in writing that it elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Company not pay, and the Purchaser not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Company under Applicable Law.

Article 4.

GUARANTY

Section 4.1 The Guaranty. Each Subsidiary Guarantor hereby, jointly and severally, guarantees to the Purchaser, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Each Subsidiary Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise), the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

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Section 4.2 Obligations Unconditional. The obligations of the Subsidiary Guarantors under this Article 4 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Note Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the payment in full of the Obligations), it being the intent of this Section 4.2 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Subsidiary Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Company or any other guarantor for amounts paid under this Article 4 until such time as the Purchaser has been paid in full in respect of all Obligations, and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Purchaser in connection with monies received under the Note Documents. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of each Subsidiary Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Subsidiary Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(d) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Subsidiary Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Subsidiary Guarantor).

With respect to its obligations hereunder, each Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Purchaser exhaust any right, power or remedy or proceed against any Person under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3 Reinstatement. The obligations of the Subsidiary Guarantors under this Article 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Subsidiary Guarantor agrees that it will indemnify the Purchaser on demand for all reasonable costs and expenses (including, without limitation, the reasonable and documented out of pocket fees and expenses of counsel) incurred by the Purchaser in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

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Section 4.4 Certain Additional Waivers. Each Subsidiary Guarantor further agrees that it shall have no right of recourse to security for the Obligations except, following the payment in full of all Obligations, through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.7.

Section 4.5 Remedies. Each Subsidiary Guarantor agrees that, to the fullest extent permitted by law, as between the Subsidiary Guarantor, on the one hand, and the Purchaser, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of this Article 4.

Section 4.6 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.7 Limitations on Guaranty.

(a) Each Guarantor and the Purchaser hereby confirms that it is its intention that the guarantee provided for in this Article 4 not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and the Purchaser hereby irrevocably agrees that the guarantee of the Obligations by each such Guarantor provided for in this Article 4 shall be limited to an amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution provided in Section 4.7 or pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Obligations guaranteed by such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any comparable Federal or state law.

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Section 4.8 Contribution. At any time a payment in respect of the Obligations guaranteed by the Guarantors under the Article 4 (the “Guaranteed Obligations”) is made under this Article 4, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Article 4. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been paid in full in cash, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 4.7 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other Obligations owing under this Agreement or the other Note Documents. As used in this Section 4.7, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Article 4) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 4.7, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Obligations have been irrevocably and paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Purchaser.

Article 5.

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CLOSING

Section 5.1 This effectiveness of this Agreement, including the issuance by the Company of the Senior Notes and the acquisition thereof by the Purchaser, are subject to the satisfaction (or waiver by the Purchaser in its sole discretion, which such waiver must be in writing signed by Purchaser and specifically reference this Section 5.1) to Purchaser’s satisfaction of each of the following conditions:

(A) No Injunction, etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, or which, in Purchaser’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

(B) Documentation. Purchaser shall have received, on or prior to the Closing Date, the following, each in the form and substance satisfactory to Purchaser and its counsel:

(1) duly executed counterparts of this Agreement by each of the Obligors and the Purchaser, together with all Exhibits and Schedules hereto updated as of the Closing Date;

(2) the Third Amended and Restated Note in the form of Exhibit A hereto, duly executed, delivered and issued by the Company to the Purchaser;

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(3) duly executed counterparts of the Omnibus and Reaffirmation Agreement, by each of the Obligors and the Purchaser, together with updated Schedules to the Existing Security Agreement and the Existing Pledge Agreement;

(4) duly executed counterparts to Amendment No. 4 to Warrant Agreement by the Company and the Purchaser;

(5) duly executed Warrant Agreement by the Company and the Purchaser;

(6) a Closing Certificate, duly executed by the Company, certifying as to no default and certain other matters, and attaching true, correct and complete copies of all Existing Senior Secured Debt Documents;

(7) [intentionally deleted];

(8) [intentionally deleted];

(9) UCC-1 Financing Statements for filing in each appropriate jurisdiction naming each of the Obligors as “debtor” and the Purchaser as “secured party” covering the Collateral;

(10) [intentionally deleted];

(11) Lien search results with respect to each Obligor, from all appropriate jurisdictions and filing offices as requested by the Purchaser, with results satisfactory to the Purchaser, together with executed originals of such termination statements, releases and cancellations of mortgages required by the Purchaser in connection with the removal of any Liens (other than Permitted Liens) against the assets of the Obligors;

(12) Secretary Certificate by each Obligor, or by the Company on behalf of itself and each other Obligor, together with attached copies of the certificate of formation, organization or jurisdictional equivalent of each Obligor and all amendments thereto, together with the bylaws, operating agreement or equivalent document, in each case, certified by the relevant secretary or manager of such Obligor as of a recent date; and (b) good standing certificates or jurisdictional equivalent for each Obligor, issued by the relevant Secretary of State and or equivalent governmental authority in which such Obligor is organized, in each case as of a recent date; (c) a copy of resolutions adopted by the governing board of each Obligor, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Obligor is a party certified as true, complete and correct by the relevant secretary of manager of such Transaction as of a recent date; and (d) specimen signatures of the officers or members of each Obligor executing the Agreement and the other Transaction Documents, certified as genuine by the relevant secretary or manager of such Obligor;

(13) favorable legal opinion of Haynes & Boone, LLP, counsel to the Obligors addressed to the Purchaser, covering such matters relating to the transactions contemplated hereby as the Purchaser may reasonably request, and in form and scope reasonably satisfactory to Purchaser and its counsel;

(14) copies of all consents and waivers, if any, required by any Governmental Authorities or required under any of the Company’s Material Contracts in connection with the transactions contemplated hereby, including, without limitation, consents or waivers with respect to any agreements prohibiting (A) the grant of any security interest on any Collateral and (B) the issuance of the Senior Notes, the incurrence of the Obligations, any guaranty thereof by any Guarantor, and any security or pledge by the Obligors in favor of Purchaser;

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(15) certified copies of (A) the audited annual consolidated financial statements of the Company for the fiscal year ending 2021, (B) the internally prepared quarterly financial statements of the Company for the period from January 1, 2022 through and including the fiscal quarter ended June 30, 2022, and (C) updated financial projections for the Company and its consolidated subsidiaries, each in form and substance satisfactory to the Purchaser, copies of which are attached as Exhibit C hereto;

(16) a duly executed solvency certificate from the Company as to solvency of each the Obligors, taken as a whole, after giving effect to the transactions contemplated hereunder to occur on the Closing Date; and

(17) each other Transaction Document and closing item specified as an item to be delivered on or prior to the Closing Date on the Closing Checklist prepared by Purchaser’s counsel and furnished to the Company and its counsel shall have been executed and delivered to Purchaser or otherwise satisfied, as applicable, in each case, as determined by the Purchaser.

(C) No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2019.

(D) No Default, Etc. No Default or Event of Default shall exist;

(E) Representations Accurate. All representations and warranties made by the Obligors contained herein or in any other Transaction Document shall be true and correct in all material respects on and as of the Closing Date.

(F) MidCap Related Items.

(i) Delivery of Note Documents to MidCap. The Company shall have furnished to Purchaser evidence satisfactory to Purchaser that (A) Company has delivered true, correct and complete copies of this Agreement, the Third Amended and Restated Note and all other Note Documents executed in connection herewith to MidCap Senior Agent and (B) MidCap Senior Agent has acknowledged (by electronic email or otherwise) receipt of same.

(ii) Extension of MidCap Credit Facility. The Company shall have furnished to Purchaser evidence satisfactory to Purchaser that the stated maturity date under the MidCap ABL Credit Agreement has been extended to September 6, 2024 or later; and

(iii)  MidCap Approvals. The Purchaser shall have received (A) an amendment to the MidCap Intercreditor Agreement, and (B) evidence that any required consent or approval of MidCap Senior Agent or the lenders under MidCap ABL Credit Agreement to the terms of this Agreement or the related Note Documents, the Senior Notes, the guarantees by the Guarantors and the grant of Liens in favor of the Purchaser, shall have been obtained, in each case, in form and substance satisfactory to Purchaser and its counsel;

(G) [Intentionally deleted].

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(H) Payment of Fees and Expenses. The Company shall have paid to the Purchaser in cash all fees and other amounts due and payable to the Purchaser, including but not limited to the payment of all reasonable and documented out-of-pocket fees and expenses of legal counsel and other advisors to the Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents and the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, as well as the fees related to any prior amendment, consent or waiver with respect to the Existing Note Purchase Agreement.

(I) Payment of Accrued Interest. The Company shall have paid to the Purchaser in cash all accrued and unpaid interest on the Existing Senior Notes that has become due for any period on or prior to the Closing Date pursuant to the terms of the Existing Senior Notes or the Existing Note Purchase Agreement.

Article 6.

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties Generally. Each Obligor hereby represents and warrants to the Purchaser that the following statements set forth in Section 6.2 through and including Section 6.30 are true and correct:

Section 6.2 Corporate Existence; Subsidiaries. Each Obligor is an entity as specified on Schedule 6.2, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 6.2 and no other jurisdiction, has the same legal name as it appears in such Obligor’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 6.2, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Obligor is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 6.2, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.2, no Obligor (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 6.3 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor Party of the Transaction Documents (including, without limitation, the issuance, on the terms and subject to the conditions set forth herein, of the Senior Notes), to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and, except as set forth on Schedule 6.3, do not violate, conflict with or cause a breach or a default under (a) any law applicable to any Obligor or any of the Organizational Documents of any Obligor, (b) any Existing Senior Secured Debt Document, or any other material indenture, agreement or other to which any Obligor is a party or by which the Obligors or any of their respective properties is bound, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents by the Obligors will not result in or require the creation of any material Lien upon or with respect to any of the properties of any Obligor, other than Liens granted in favor of Purchaser pursuant to the Transaction Documents.

Section 6.4 Binding Effect. Each of the Transaction Documents to which any Obligor is a party constitutes a valid and binding agreement or instrument of such Obligor, enforceable against such Obligor in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

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Section 6.5 Capitalization.

(a) The authorized equity securities of each of the Obligors as of the Closing Date are as set forth on Schedule 6.5. All issued and outstanding equity securities of each of the Obligors are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of the Purchaser and Permitted Liens, and such equity securities were issued in compliance with all applicable laws. With the exception of the Existing Warrant Documents, the identity of the holders of the equity securities of each of the Obligors and the percentage of their fully-diluted ownership of the equity securities of each of the Obligors as of the Closing Date is set forth on Schedule 6.5. The common shares reserved for issuance by the Company pursuant to any existing contractual commitment is as set forth on Schedule 6.5. No shares of the capital stock or other equity securities of any Obligors, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 6.5, as of the Closing Date there are no (i) preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Obligor of any equity securities of any such entity, and (ii) stockholder agreements (or equivalent), subscription agreements, voting trust agreements or any other similar agreements relating to the Equity Interests of any of the Obligors.

(b) The Common Stock of the Company underlying the Existing Warrant and the Commitment Fee Shares have been duly and validly authorized and when issued, will be duly and validly issued, fully paid and non-assessable, and such shares of Common Stock of the Company will not be issued in violation of any preemptive or other rights of stockholders of the Company and will be free from all taxes, liens, and charges with respect to the issuance thereof.

Section 6.6 Financial Information. All information delivered to the Purchaser and pertaining to the financial condition of any Obligor fairly presents the financial position of such Obligor as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2021, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of any Obligor.

Section 6.7 Litigation. Except as set forth on Schedule 6.7 as of the Closing Date, and except as hereafter disclosed to the Purchaser in writing, there is no Litigation pending against, or to such the Company’s knowledge threatened against or affecting, any Obligor or, to the Company’s knowledge, any party to any Transaction Document other than an Obligor. There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Transaction Documents.

Section 6.8 Ownership of Property. Each Obligor and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 6.9 No Default. No Event of Default, or to the Company’s knowledge, Default, has occurred and is continuing. No Obligor is in breach or default under or with respect to any contract (including any Material Contract), agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

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Section 6.10 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to the Company’s knowledge, threatened against any Obligor. Hours worked and payments made to the employees of the Obligors have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from the Obligors, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Transaction Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 6.11 Regulated Entities. No Obligor is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 6.12 [Reserved].

Section 6.13 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Obligor is in compliance with the requirements of all Applicable Laws, except for such laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Obligors and, to the knowledge of the Company, no Affiliate of any Obligor (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Obligor nor, to the knowledge of the Company, any of Affiliates of any Obligor or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, any similar executive order or other Anti-Terrorism Law.

Section 6.14 Taxes. All federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Obligor have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except as set forth in Schedule 6.14 and except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except as set forth in Schedule 6.14 and except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Obligor have been paid. All federal and state returns have been filed by each Obligor for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except as set forth in Schedule 6.14 and except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

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Section 6.15 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Obligor has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Obligor and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date, (i) except as set forth in Schedule 6.15, no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty. No Obligor has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Obligor or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Obligor nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Obligor nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 6.16 Consummation of Transaction Documents; Brokers. Except for fees payable to the Purchaser or as set forth on Schedule 6.16, no broker, finder or other intermediary has brought about the obtaining, making or closing of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, and no Obligor has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 6.17 [Reserved].

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Section 6.18 Material Contracts. Except for the Existing Senior Secured Debt Documents and the other agreements set forth on Schedule 6.18 as of the Closing Date, there are no (a) employment agreements covering the management of any Obligor, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Obligor, (c) agreements for managerial, consulting or similar services to which any Obligor is a party or by which it is bound, (d) agreements regarding any Obligor, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Obligor is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer, distribution, marketing or supply agreements to which any Obligor is a party, in each case with respect to the preceding clauses (a) through (e) requiring payment of more than $250,000 in any year, (g) partnership agreements to which any Obligor is a general partner or joint venture agreements to which any Obligor is a party, (h) third party billing arrangements to which any Obligor is a party, or (i) any other agreements or instruments to which any Obligor is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Each of the Material Contracts is in full force and effect on the date hereof and the consummation of the transactions contemplated by the Transaction Documents will not give rise to a right of termination in favor of any party (other than any Obligor) to any Material Contract, except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 6.19 [Reserved].

Section 6.20 Intellectual Property. Each Obligor owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Obligor. All Intellectual Property existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Obligor is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 6.20. Such Schedule 6.20 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or licensed by such Obligor, and in the case of any such licensed registered Intellectual Property (or application therefor), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license and indicates whether there are any purported restrictions in such license on the ability to such Obligor to grant a security interest in and/or to transfer any of its rights as a licensee under such license. Except as indicated on Schedule 6.20, the applicable Obligor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Obligor, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement. All registered Intellectual Property of each Obligor is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Obligor is party to, nor bound by, any material license or other agreement with respect to which any Obligor is the licensee that prohibits or otherwise restricts such Obligor from granting a security interest in such Obligor’s interest in such license or agreement or other property. To the Company’s knowledge, each Obligor conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Obligor, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 6.21 Solvency. After giving effect to the incurrence of Debt under the Senior Notes, the consummation of the transactions under the Transaction Documents on the Closing Date, the liabilities and obligations of the Company and each Obligor under the Transaction Documents, taken as a whole, are Solvent.

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Section 6.22 Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Obligor to the Purchaser in connection with the consummation of the transactions contemplated by the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Purchaser by the Company (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent the Company’s best estimate of the future financial performance of the Company and the other Obligors, as applicable, and such assumptions are believed by the Company to be fair and reasonable in light of current business conditions; provided, however, that the Company can give no assurance that such projections will be attained.

Section 6.23 Interest Rate. The rate of interest paid under the Senior Notes and the method and manner of the calculation thereof do not violate any usury or other law or Applicable Laws, or any of the Organizational Documents.

Section 6.24 Subsidiaries. Except as set forth on Schedule 6.24, the Company does not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments. As of the Closing Date, (i) there is no Subsidiary of the Company that is not an Obligor other than the Excluded Subsidiaries, and (ii) the Company does not own any Subsidiaries other than the Subsidiaries identified on Schedule 6.24.

Section 6.25 [Reserved].

Section 6.26 Approvals. No consent of any Person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforcement of any Transaction Document (including, without limitation, the issuance of the Senior Notes, the Existing Warrant and the Commitment Fee Shares) which has not been obtained or made as of the date hereof. No approval of the stockholders of the Company shall be required under Nasdaq rules and regulations or otherwise due to the execution and performance under the Transaction Documents, including, without limitation, the issuance of any Commitment Fee Shares pursuant to the Existing Note Purchase Agreement.

Section 6.27 Insurance. Each Obligor has in place, with financially sound and reputable insurance companies or associations, casualty, public liability and other insurance, including without limitation, product liability insurance, in such amounts and covering such risks as are customarily maintained by other companies operating similar businesses in similar locations and will furnish to the Purchaser on the Closing Date, information presented in reasonable detail as to the insurance so carried, including (i) endorsements to (A) all “All Risk” policies naming the Purchaser as loss payee and (B) all general liability and other liability policies naming the Purchaser as additional insured and (ii) legends providing that no cancellation, material reduction in amount or material change in insurance coverage thereof shall be effective until at least thirty (30) days after receipt by the Purchaser of written notice thereof.

Section 6.28 Continuing Business of Company. There exists no actual or, to the knowledge of any Obligor, threatened in writing termination, cancellation or material limitation of, or any material modification or change in, (i) the business relationships of any Obligor with any customer or group of customers of such Obligor whose business individually or in the aggregate is material to the operations or financial condition of such Obligor, (ii) the business relationships of any Obligor with any of its material suppliers or (iii) any Material Contract; and each Obligor reasonably anticipates that after the consummation of the transactions contemplated by this Agreement, all such customers and suppliers will continue a business relationship with such Obligor on a basis no less favorable to such Obligor than as heretofore conducted.

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Section 6.29 [Reserved].

Section 6.30 No General Solicitation. Except as set forth in Schedule 6.16, neither the Company, nor any of its officers, employees, agents, directors, stockholders or partners has engaged the services of a broker, investment banker or finder to contact any potential investor nor has the Company or any of the Company’s officers, employees, agents, directors, stockholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor, in either case with respect to the issuance of the Senior Notes or the Existing Warrant. The Company and its officers, directors, employees, agents, stockholders and representatives have not published, distributed, issued, posted or otherwise used or employed, and shall not publish, distribute, issue, post or otherwise use or employ, any form of general solicitation or general advertising, including, without limitation, via mass publication (including via mass e-mail to persons or entities with whom the Company has no substantial and pre-existing relationship), television, radio, the Internet or any other form of mass media (“General Solicitation”) within the meaning of Rule 502(c) under the Securities Act or any General Solicitation that constitutes a written communication within the meaning of Rule 405 under the Securities Act in connection with the offer and sale of the Senior Notes and the Existing Warrant. The Company shall conduct the offering of the Senior Notes, and has conducted the offering of the Existing Warrant, in a manner so as to allow the offering to qualify for a private placement exemption from registration under the Securities Act, including Rule 506(b) thereunder.

Section 6.31 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the Closing Date that:

(a) Authorization. The Purchaser has the requisite legal capacity, power and/or authority to enter into and perform under the Transaction Agreements. The Transaction Agreements, when executed and delivered by each Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in any Existing Warrant Documents may be limited by applicable federal or state securities laws.

(b) Purchase Entirely for Own Account. The Senior Notes to be issued and acquired by the Purchaser on the Closing Date are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; it being understood that Purchaser may after the Closing Date assign or transfer all or any part of the Senior Notes in accordance with the terms of this Agreement.

(c) Disclosure of Information. The Purchaser further represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the offering of the Senior Notes and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 6 of this Agreement or the right of the Purchaser to rely on such representations and warranties.

(d) Restricted Securities. The Purchaser understands that the Senior Notes, the Commitment Fee Shares may be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations they may not be resold without registration under the Securities Act, except in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser acknowledges that the Company shall have no obligation to register or qualify any of the Senior Notes, except as set forth in this Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the applicable securities, and on requirements relating to the Company that are outside the Purchaser’s control, and which the Company is under no obligation (except as otherwise set forth in Section 7.14 hereof) and may not be able to satisfy.

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(e) Legends. The Purchaser understands that the Existing Warrant, and any securities issued in respect of or exchange for the Existing Warrant, may bear one or all of the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend set forth in or required by the other Transaction Agreements.

(iii) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(f) Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) ERISA. The Purchaser is not acquiring any of the Senior Notes and warrant with the assets of any employee benefit plan, which is subject to Title I of ERISA or any “plan” which is subject to Section 4975 of the Code.

Each of the foregoing representations and warranties shall be deemed made by each Obligor on and as of the Closing Date and shall survive the execution and delivery of this Agreement and the Closing.

Article 7.

AFFIRMATIVE COVENANTS

So long as any of the Senior Notes or any other Obligations (other than contingent obligations to the extent that no claim giving rise thereto has been asserted) shall remain outstanding pursuant to the Note Documents, unless the Purchaser shall otherwise consent in the manner set forth in Section 10.4, each Obligor shall, and shall cause each of its Subsidiaries to, comply with each of the following covenants:

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Section 7.1 Financial Statements and Other Reports. The Company will deliver to the Purchaser: (a) as available, but no later than thirty (30) days after the last day of each month, a company prepared “flash report” covering the Company’s and its Consolidated Subsidiaries’ consolidated operations during the period, prepared in a manner, scope and detail satisfactory to the Purchaser, certified by a Responsible Officer and in a form acceptable to the Purchaser, (b) as available, but no later than forty five (45) days (unless further extended to sixty (60) days pursuant to the grant of a valid extension to the filing deadline of the related 10-Q from the SEC) after the last day of each Fiscal Quarter of the Company, a company prepared consolidated balance sheet, cash flow and income statement (including year-to-date results) covering the Company’s and its Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP, consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding Fiscal Quarter of the previous Fiscal Year and the projected figures for such period based upon the projections required hereunder, all in reasonable detail, certified by a Responsible Officer and in a form acceptable to the Purchaser; (c) together with the flash reports described in (a) above, evidence of payment and satisfaction of all payroll, withholding and similar taxes due and owing by all Obligors with respect to the payroll period(s) occurring during such month, subject to Section 7.2; (d) as soon as available, but no later than one hundred five (105) days after the last day of the Company’s Fiscal Year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to the Purchaser in its reasonable discretion; (e) within five (5) days of delivery or filing thereof, copies of all statements, reports (other than borrowing base reports delivered pursuant thereto) and notices made available to the Company’s security holders or to any agents or lenders under any Existing Senior Secured Debt Documents and copies of all reports and other filings made by the Company with any stock exchange on which any securities of any Obligor are traded and/or the SEC; (f) a prompt written report of any legal actions pending or threatened against any Obligor or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Obligor or any of its Subsidiaries of One Hundred Fifty Thousand Dollars ($150,000) or more; (g) prompt written notice of an event that materially and adversely affects the value of any Intellectual Property; (h) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Obligors, their business and the Collateral (including, without limitation, copies of any borrowing base reports delivered pursuant to any of the Existing Senior Secured Debt Documents) as the Purchaser may from time to time reasonably request. The Company will, within thirty (30) days after the last day of each month, deliver to the Purchaser (i) with the first two monthly flash reports described in clause (a) above and (ii) with quarterly financial statements described in clause (b) above, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement; (i) promptly upon receipt thereof, copies of all financial statements of, and all reports and management letters submitted by, independent public accountants to any of the Obligors in connection with each annual, interim, or special audit of any Obligor’s financial statements; (j) within sixty (60) days following the end of the Company’s Fiscal Year, the Company shall deliver to the Purchaser the annual budget for both the Company and any of its Subsidiaries, including forecasts of the income statement, the balance sheet and a cash flow statement for the immediately succeeding year on a quarterly basis and thereafter, shall promptly deliver any amendment thereto; (k) promptly upon their becoming available, the Company shall deliver to the Purchaser copies of all Material Contracts or material amendments thereto entered into after the Closing Date.

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Section 7.2 Payment and Performance of Obligations. Each Obligor (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, other than in connection with any tax payment plan with the applicable Governmental Authority on terms consistent with past practices, provided that Purchaser has been furnished with a copy of such payment plan (or if such payment plan is not in writing, the Company shall either (i) provide the Purchaser with a certificate of a Responsible Officer setting forth the material terms and conditions of such payment plan or (ii) for any such plans existing on the Closing Date, disclose the material terms and conditions of such plan on Schedule 6.14), (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 7.3 Maintenance of Existence. Each Obligor will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

Section 7.4 Maintenance of Property; Insurance.

(a) Each Obligor will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral useful or necessary in its business becomes damaged or destroyed, each Obligor will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner.

(b) Upon completion of any Permitted Contest, Obligors shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to the Purchaser proof of the completion of the contest and payment of the amount due, if any, following which the Purchaser shall return the security, if any, deposited with the Purchaser pursuant to the definition of Permitted Contest.

(c) Each Obligor will maintain with financially sound and reputable insurance companies or associations casualty, public liability and other insurance in such amounts and covering such risks as are customarily maintained by other companies operating similar businesses in similar locations, and, at the written request of the Purchaser, provide evidence of compliance with this covenant to the Purchaser in the form of certificates of insurance naming the Purchaser as an additional insured, assignee and lender loss payee, as applicable, on each insurance policy required to be maintained pursuant to this Section 7.4 pursuant to endorsements in form and substance reasonably acceptable to the Purchaser.

Section 7.5 Compliance with Laws and Material Contracts. Each Obligor will comply, and cause each Subsidiary to comply, with the requirements of all Applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon a material portion of the assets of any such Obligor in favor of any Governmental Authority.

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Section 7.6 Inspection of Property, Books and Records. Each Obligor will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Obligor or any applicable Subsidiary, representatives of the Purchaser to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of Obligors and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. Notwithstanding the foregoing, in the absence of a Default or an Event of Default, the Purchaser exercising any rights pursuant to this Section 7.6 shall give the applicable Obligor or any applicable Subsidiary commercially reasonable prior notice of such exercise and (ii) Obligors shall only be required to reimburse the costs of the Purchaser for one such audit, inspection, verification or examination per Fiscal Year. No notice shall be required during the existence and continuance of any Default or Event of Default or any time during which the Purchaser reasonably believes a Default or an Event of Default exists.

Section 7.7 [Intentionally deleted].

Section 7.8 [Reserved].

Section 7.9 Notices of Litigation and Defaults. Obligors will give prompt written notice to the Purchaser (a) of any litigation or governmental proceedings pending or threatened (in writing) against any Obligor which would reasonably be expected to have a Material Adverse Effect or which in any manner calls into question the validity or enforceability of any Transaction Document, (b) upon any Obligor becoming aware of the existence of any Default or Event of Default together with a certificate of a Responsible Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto, (c) if any Obligor is in breach or default under or with respect to any Material Contract, or if any Obligor is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default in each case or in the aggregate could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to the Company’s knowledge, threatened against any Obligor, (e) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Obligor that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Obligor in the conduct of its business is infringing on the Intellectual Property Rights of others, and (f) of all returns, recoveries, disputes and claims that involve more than $250,000. Obligors represent and warrant that Schedule 7.9 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section and all litigation or governmental proceedings pending or threatened (in writing) against any Obligor as of the Closing Date.

Section 7.10 Further Assurances; Additional Guarantors.

(a) Each Obligor will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as the Purchaser may from time to time reasonably request in order to carry out the intent and purposes of the Transaction Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of the Purchaser on the Collateral (including Collateral acquired after the date hereof).

(b) Upon receipt of an affidavit of an authorized representative of the Purchaser as to the loss, theft, destruction or mutilation of any Senior Note or any other Transaction Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Senior Note or other applicable Transaction Document, Obligors will issue, in lieu thereof, a replacement Senior Note or other applicable Transaction Document, dated the date of such lost, stolen, destroyed or mutilated Senior Note or other Transaction Document in the same principal amount thereof and otherwise of like tenor.

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(c) Within ten (10) Business days (or such later date as the Purchaser may agree in its sole discretion) after any Person becomes a direct or indirect Domestic Subsidiary of the Company or any other Obligor (other than any the Excluded Subsidiaries), whether by formation, acquisition or otherwise, the Company shall cause such Person to (i) become a Subsidiary Guarantor and to grant a lien on its assets by becoming a “Debtor” party to the Security Agreement and a “Pledgor” party to the Pledge Agreement, by executing and delivering to the Purchaser a Joinder Agreement in form and substance satisfactory to the Purchaser, (ii) the Company shall, and shall cause the applicable direct parent company of such new Domestic Subsidiary, to execute and deliver to the Purchaser a Joinder Agreement to such new Domestic Subsidiary as a “Pledged Entity” under the Pledge Agreement and pledge all of the equity interests of such new Domestic Subsidiary as security for the Obligations, in form and substance satisfactory to the Purchaser, and (iii) deliver to the Purchaser such charter documents, resolutions and favorable opinions of counsel reasonably requested by the Purchaser with respect to such new Domestic Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the immediately preceding clauses (i) through (ii)), all in form, content and scope reasonably satisfactory to Purchaser.

Section 7.11 [Reserved]

Section 7.12 Maintenance of Management. The Company will cause its business to be continuously managed by its present executive chairman, chief executive officer and chief financial officer or such other individuals serving in such capacities as shall be appointed by the board of directors of the Company. The Company will notify the Purchaser promptly in writing of any change in its board of directors or executive officers.

Section 7.13 Certain Post-Closing Items.

(a) As soon as possible, but in any case within 30 days after the Closing Date, or such longer period as agreed to by the Purchaser, the Company shall deliver or cause to be delivered to Purchaser fully executed Deposit Account Control Agreements, in form and substance satisfactory to Purchaser, with the bank with which each of Headway Workforce, Headway HR, Headway Payroll and Headway Employer maintains account(s) as required by Section 8.14.

(b) Within 7 days of delivery of an invoice from Kilpatrick Townsend & Stockton LLP, the Company shall pay all legal fees due to Kilpatrick Townsend & Stockton LLP.

(c) As soon as possible, but in any case within 30 days after receipt of lien search results, the Company shall terminate all unpermitted liens, if any, with respect to the Company, Faro, Monroe, Lighthouse and Key Resources.

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Section 7.14 Registration Rights; Indemnification.

(a) Registration Rights. The Company hereby represents, warrants and covenants that all of the Commitment Fee Shares previously issued have been included in an existing Form S-3 Shelf Registration Statement with a resale prospectus through an amendment to such registration statement (or through a new resale registration statement), which has previously been filed by the Company with the SEC at the Company’s sole expense. The Company further covenants and agrees that the (i) 100,000 Commitment Fee Shares to be issued and delivered to Purchaser on the Closing Date pursuant to this Agreement and (ii) 24,332 shares to be issued on the Closing Date pursuant to the Warrant Agreement will be included in a new resale registration statement, which shall be filed by the Company with the SEC at the Company’s sole expense not later than sixty (60) days after the Closing Date. The Company shall use its reasonable best efforts to cause each such amendment to be declared effective by the SEC at the earliest practicable time and to remain effective for the period of the distribution contemplated thereby. The Company shall also (i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period of the distribution and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Purchaser’s intended method of disposition, (ii) use its commercially reasonable efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the sellers of securities or, in the case of an underwritten public offering, the managing underwriter, may reasonably request; and (iii) notify each seller when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, of any request by the SEC for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose.

(b) Indemnification. To the extent permitted by law, the Company shall indemnify and hold harmless the Purchaser, and any of its members, officers, managers, legal counsel and accountants, underwriter (as defined in the Securities Act), against any expenses, losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act or other applicable federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading;

(iii) any violation or alleged violation by the Company of the Securities Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act or any federal or state securities law in connection with the offering covered by such registration statement;

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and the Company shall reimburse the Purchaser and/or its applicable members, officers, managers, underwriter or controlling person for any legal or other expenses reasonably incurred by it, as incurred, in connection with investigating or defending any such loss, claim, damage liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or omission made in any such registration statement in reliance upon and in conformity with written information furnished to the Company by the Purchaser expressly for use in preparation thereof. Lender agrees to promptly notify the Company in writing of any such claim or suit that the pleading, demand letter, or other notice is served upon Lender; and agrees to cooperate in a reasonable manner with the Company and at the Company’s expense, with respect to the defense and disposition of such claim. The Company shall have control of the defense or settlement of any such claim; provided, however, that the Company shall not enter into any settlement that obligates the Purchaser and/or its applicable members, officers, managers, underwriter or controlling person to take any action or incur any expense without such person’s prior written consent, and further provided that the Purchaser and/or its applicable members, officers, managers, underwriter or controlling person shall have the right to be represented by independent counsel of their own choosing, at their own expense, in connection with such claim or suit. If the Company fails to defend such suit, then the Purchaser and/or its applicable members, officers, managers, underwriter or controlling person, through counsel of their own choice, shall, at the expense of the Company, have the right to conduct the defense of such claim; provided however that the Purchaser and/or its applicable members, officers, managers, underwriter or controlling person shall not enter into any settlement that obligates the Company to take any action or incur any expense without the Company’s prior written consent.

Section 7.15 Fees. [Intentionally deleted].

Section 7.16 Segregated Account Covenant. On or prior to the Closing Date, the Company shall have established and shall maintain at all times thereafter a deposit account with a bank reasonably acceptable to the Purchaser (together with any replacement deposit account or additional deposit account of the Company approved in writing by the Purchaser, referred to herein the “Segregated Account”), which account shall not at any time be subject to any deposit account control agreement in favor of any Person (other than the Purchaser) and shall not be an account designated as an ABL Priority Deposit Account (as such term is defined in the MidCap Intercreditor Agreement or otherwise subject to a deposit account control agreement in favor of MidCap Senior Agent or any other Person (other than the Purchaser)). The Company and the applicable depository bank shall have entered into the entry into a Deposit Account Control Agreement in favor of the Purchaser with respect to the Segregated Account, and such Deposit Account Control Agreement shall remain in effect at all times after the date of execution and delivery by all parties thereto. On and at all times after the establishment of the Segregated Account as required above, the Company will, and will cause each Subsidiary to, deposit into the Segregated Account (i) any and all dividends or distributions made by any Subsidiary to the Company or to any other Obligor on or after the date such Segregated Account is established, (ii) any and all payments of principal or interest under of the Longbridge Intercompany Note received by the Company on or after the date such Segregated Account is established, (iii) any and all cash proceeds received by the Company or any Subsidiary from the sale or issuance of any Equity Interests on or after the date such Segregated Account is established, (iv) any and all cash proceeds received by the Company or any other Obligor from the sale of any assets or equity interests of the Company or any Subsidiary on or after the date such Segregated Account is established, other than ABL Priority Subsidiary Asset Sale Proceeds (as such term is defined in the MidCap Intercreditor Agreement), it being understood that the items described in the immediately preceding clauses (i) through (iv) inclusive shall not at any time on or after the date hereof be (A) deposited into any deposit account which is subject to a deposit account control agreement with MidCap Senior Agent or (B) otherwise commingled with any proceeds or other collateral in which MidCap has a first priority Lien in pursuant to the terms of the MidCap Intercreditor Agreement. The Company will promptly upon request furnish Purchaser with copies of all bank statements with respect to the Segregated Account. The Company shall have the right to make withdrawals from the Segregated Account from time to time to pay expenses in the Ordinary Course of Business, to make payments of principal and interest due under the MidCap ABL Credit Agreement and otherwise to use such monies for lawful purposes not otherwise prohibited under this Agreement, in each case, so long as no Event of Default has occurred and is continuing or would result therefrom. This Section 7.16(b) is in addition to and not in limitation of Section 8.14. Upon the establishment of the Segregated Account (or any additional Segregated Account which has been approved by the Purchaser in writing), the Parent shall promptly (and in any event within two (2) Business Days thereafter) deliver notice thereof to the MidCap Senior Agent in accordance with the terms of the MidCap Intercreditor Agreement, together with a supplement to Schedule 2 to the MidCap Intercreditor Agreement designating and/or adding such Segregated Account as a “Term Debt Priority Deposit Account” (as such term is defined in the MidCap Intercreditor Agreement), in a form and substance reasonably satisfactory to the Purchaser; it being understood that the Company shall not deliver any such notice to MidCap Senior Agent of the designation of any Segregated Account or any supplement to Schedule 2 to the MidCap Intercreditor Agreement adding or changing any Segregated Account, in each case without the prior written consent of the Purchaser.

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Upon the exercise by the Purchaser at any time of any purchase option under the MidCap Intercreditor Agreement, the Company shall promptly (and in any event within five (5) Business Days following demand therefore by the Purchaser) reimburse the Purchaser in full for any prepayment fee or premium paid by the Purchaser to the MidCap Senior Agent in connection with the exercise of any such purchase option. Nothing in the immediately preceding sentence is intended to obligate, nor shall it be construed as obligating, the Purchaser at any time and under any circumstances to exercise such purchase option, it being understood that any decision by the Purchaser to exercise such purchase option shall be made by the Purchaser in its sole and absolute discretion.

Article 8.

NEGATIVE COVENANTS AND FINANCIAL COVeNANTS

For so long as any of the Senior Notes or any other Obligations shall remain outstanding (other than contingent obligations to the extent that no claim giving rise thereto has been asserted), unless the Purchaser shall otherwise consent in the manner set forth in Section 10.4, each Obligor agrees to comply with the following covenants:

Section 8.1 Debt; Contingent Obligations. No Obligor will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Obligor will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 8.2 Liens. No Obligor will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 8.3 Restricted Distributions. No Obligor will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except, provided there exists no Default or Event of Default, for Permitted Distributions.

Section 8.4 Restrictive Agreements. No Obligor will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than (w) the Transaction Documents (x) any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt and (y) the Existing Senior Secured Debt Documents as in effect on the date hereof) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Existing Senior Secured Debt Documents) on the ability of any Subsidiary to: (i) pay or make Restricted Distributions to any Obligor or any Subsidiary; (ii) pay any Debt owed to any Obligor or any Subsidiary (other than to another Excluded Subsidiary); (iii) make loans or advances to any Obligor or any Subsidiary; or (iv) transfer any of its property or assets to any Obligor or any Subsidiary.

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Section 8.5 Payments and Modifications of Subordinated Debt. No Obligor will, or will permit any Subsidiary to, directly or indirectly (a) unless all amounts due and payable to Purchaser are paid in full, declare, pay, make or set aside any amount for payment in respect of any Subordinated Debt, except for (i) payments made in full compliance with and expressly permitted under a subordination agreement in form and substance satisfactory to Purchaser (other than by a Subordinated Debt Permitted Refinancing) and (ii) with the prior written consent of Purchaser, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Obligor or the Purchaser any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment provisions of such Debt or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to any of the Obligors or the Purchasers. The Obligors shall, prior to entering into any such amendment or modification, deliver to the Purchaser reasonably in advance of the execution thereof, any final or execution form copy thereof. For the avoidance of doubt, nothing contained in this Section is intended to restrict the Company from making payments of principal and interest with respect to any Permitted ABL Senior Debt in accordance with the terms of the Existing Senior Secured Debt Documents and the Midcap Intercreditor Agreement; it being understood that Permitted ABL Senior Debt is not Subordinated Debt.

Section 8.6 Consolidations, Mergers and Sales of Assets; Change in Control. No Obligor will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person (provided that (i) any Subsidiary may merge into the Company so long as the Company is the surviving entity, (ii) any Domestic Subsidiary may merge with and into any Obligor, provided that in the case of any merger with the Company, the Company is the surviving entity, and (iii) any Foreign Subsidiary may merge with and into any other Foreign Subsidiary of the Company or any Obligor, provided that in the case of a merger of a Foreign Subsidiary with and into any Obligor, such Obligor is the surviving entity, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions. No Obligor will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor, except any Change of Control with respect to a Subsidiary resulting from a merger or consolidation of the type expressly permitted under clauses (i) through (ii) of the proviso above in this Section 8.6.

Section 8.7 Purchase of Assets, Investments. No Obligor will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets (other than in the Ordinary Course of Business), or acquire all or substantially all of the assets or Equity Interests of any Person (whether by merger, asset purchase, stock purchase or otherwise), except as permitted under clause (h) or clause (i) of the definition of Permitted Investments; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.

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Section 8.8 Transactions with Affiliates. Except as otherwise disclosed on Schedule 8.8 or as otherwise expressly permitted pursuant to this Agreement with respect to transactions between any Subsidiary and any other Subsidiary or the Company, no Obligor will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Obligor except, provided there exists no Default or Event of Default, for transactions that are disclosed to the Purchaser in advance of being entered into and which contain terms that are no less favorable to the applicable Obligor or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Obligor (collectively, “Permitted Intercompany Transactions”). Notwithstanding anything to the contrary herein or in any Schedule, the Company and the Obligors may not pay any management fees to any Subsidiary or other Person that is not an Obligor.

Section 8.9 Modification of Organizational Documents. No Obligor will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications. The Company shall not at any time amend, restate, supplement or otherwise modify the Certificate of Designation without the prior written consent of the Purchaser.

Section 8.10 Modification of Certain Agreements. (a) No Obligor will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Existing Senior Secured Debt Documents (other than the MidCap ABL Credit Agreement) or any other Material Contract, which amendment or modification in any case: (i) is contrary to the terms of this Agreement or any other Transaction Document; (ii) could reasonably be expected to be materially adverse to the rights, interests or privileges of the Purchaser or their ability to enforce the same; (iii) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Obligor or any Subsidiary; or (iv) reduces in any material respect any rights or benefits of any Obligor or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of the Purchaser). Each Obligor shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to the Purchaser reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and such Obligor agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents. No Obligor will, or will permit any Subsidiary to, (i) forgive any Debt evidenced by, or extend, postpone, defer or waive any required payments to be made under the Longbridge Intercompany Note as in effect on the Original Closing Date, (ii) amend or otherwise modify any of the terms of the Longbridge Intercompany Note as in effect on the Original Closing Date, (iii) sell, assign, transfer or otherwise dispose of the Longbridge Intercompany Note or any rights, duties or obligations thereunder, (iv) or pledge or grant a Lien upon the Longbridge Intercompany Note or any rights to payment thereunder (other than Liens in favor of (x) Purchaser or (y) MidCap Senior Agent so long as any such Lien in favor of MidCap Senior Agent is subject to the MidCap Intercreditor Agreement) in each case under clauses (i) through (iv) hereof, without the prior written consent of the Purchaser.

(b) No Obligor will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any MidCap ABL Credit Agreement or any related document thereto except for amendments or modifications made in full compliance of the MidCap Intercreditor Agreement.

Section 8.11 Conduct of Business. No Obligor will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 8.11 and businesses reasonably related thereto.

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Section 8.12 Lease Payments. No Obligor will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.

Section 8.13 Limitation on Sale and Leaseback Transactions. No Obligor will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Obligor or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 8.14 Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts. No Obligor will, or will permit any Subsidiary (except in the case of any Foreign Subsidiary in the Ordinary Course of Business) to, directly or indirectly, establish any new deposit account or securities account without prior written notice to the Purchaser, and, subject to the terms of the MidCap Intercreditor Agreement, unless the Purchaser, such Obligor or such Subsidiary and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement concurrently with the establishment of such deposit account or securities account. Each Obligor represents and warrants that Schedule 8.14 lists all of the deposit accounts and securities accounts of each Obligor as of the Closing Date. The provisions of this Section requiring Deposit Account Control Agreements shall not apply to any Excluded Accounts; provided, however, that at all times that any Obligations remain outstanding, the Obligors shall maintain one or more separate deposit accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other deposit account.

Section 8.15 Compliance with Anti-Terrorism Laws. No Obligor will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Obligor shall immediately notify the Purchaser if such Obligor has knowledge that any Obligor or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Obligor will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 8.16 Sale or Discount of Receivables. No Obligor shall sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, except for up to $100,000 in the aggregate in discounts in any Fiscal Year of the Company.

Section 8.17 Financial Covenants. Each of the Obligors shall at all times during the term of this Agreement and for so long as any of the Senior Notes or any other Obligations shall remain outstanding (other than contingent obligations to the extent that no claim giving rise thereto has been asserted), comply with the following financial covenants and ratios as at the dates and for the fiscal periods indicated below:

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(a) [Reserved].

(b) Minimum Adjusted EBITDA. Commencing with the Fiscal Month ending September 30, 2022 and until such time as all Obligations are paid, satisfied and discharged in full, the Obligors shall, as of the end of each Fiscal Month, have Adjusted EBITDA, calculated on a trailing three-month basis, of not less than the Minimum Adjusted EBITDA for the corresponding Fiscal Month end as set forth in the table below:

Fiscal Month End Test Date	Minimum Adjusted EBITDA

September 30, 2022	$3,027,000
October 31, 2022	$3,838,000
November 30, 2022	$3,387,000
December 31, 2022	$3,821,000
January 31, 2023	$4,221,000
February 28, 2023	$4,621,000
March 31, 2023	$5,021,000
April 30, 2023	$5,521,000
May 31, 2023 through Maturity Date	$5,521,000

(c) Total Leverage Ratio. Commencing with the Fiscal Month ending March 31, 2021 and until such time as all Obligations are paid, satisfied and discharged in full, the Obligors will not, as of the end of any Fiscal Month, permit the Total Leverage Ratio, calculated on a trailing twelve-month basis, to be greater than the ratio set forth in the table below for the corresponding Fiscal Month end set forth in the table below:

Fiscal Month End	Total Leverage Ratio

March 31, 2021	13.1 to 1.00
April 30, 2021	11.6 to 1.00
May 31, 2021	10.2 to 1.00
June 30, 2021	9.8 to 1.00
July 31, 2021	9.3 to 1.00
August 31, 2021	8.9 to 1.00
September 30, 2021	8.0 to 1.00
October 31, 2021	7.9 to 1.00
November 30, 2021	7.8 to 1.00
December 31, 2021	7.1 to 1.00
January 31, 2022	8.0 to 1.00
February 28, 2022	6.7 to 1.00
March 31, 2022	7.4 to 1.00
April 30, 2022	6.1 to 1.00
May 31, 2022	7.0 to 1.00
June 30, 2022	5.8 to 1.00
July 31, 2022	6.8 to 1.00
August 31, 2022	5.7 to 1.00
September 30, 2022	6.5 to 1.00
October 31, 2022 through Maturity Date	6.5 to 1.00

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(c) Evidence of Compliance. Commencing with the Fiscal Month ending March 31, 2021, Obligors shall furnish to the Purchaser, together with the monthly financial reporting required of Obligors in Section 7.1 hereof, a monthly Compliance Certificate as evidence of Obligors’ compliance with the covenants in this Section 8.17 and evidence that no Event of Default has occurred. The Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by the Purchaser, detailing Obligors’ calculations, and (b) if requested by the Purchaser, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such fiscal period as the Purchaser shall reasonably require) evidencing the propriety of the calculations.

(d) Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of this Agreement:

“Adjusted EBITDA” means, for any specified fiscal period, EBITDA for such period, plus (a) without duplication and to the extent deducted in calculating such EBITDA, (i) any non-cash compensation for such period, (ii) any financing costs, legal costs, incremental costs related to refinancings/restructurings incurred and payable for such period, (iii) any restructuring costs related to people/office closures incurred during such period, (iv) any non-cash foreign exchange impact of intercompany loans between any US and UK entity, for such period, (v) any exceptional bad debts from clients that result primarily from the impact of the COVID-19 pandemic for such period, (vi) any merger or acquisition costs in connection with any merger or acquisition to the extent permitted under this Agreement, incurred during such period, and (vii) any specific COVID-19 pandemic related costs incurred during such period, minus (b) without duplication and to the extent included in calculating such EBITDA, any PPP loan forgiveness/additional stimulus gains or income obtained during such period; provided, however, that with respect to each of the items described in the immediately preceding clauses (i) through (vii), (A) such items must be reasonably identifiable and factually supportable (in the good faith determination of the Company, as certified by the Company in the Compliance Certificate delivered by the Company for such period, and (B) upon the request by the Purchaser, the Company hereby covenants and agrees that it shall promptly (and in any event not later than five (5) Business Days’ following such request by the Purchaser) furnish to the Purchaser all appropriate information and supporting documentation in form and scope reasonable satisfactory to the Purchaser as is necessary in the good faith judgment of the Purchaser to demonstrate that such items do in fact meet the condition specified in the immediately preceding Clause (A).

“Consolidated Net Income” means, for any specified fiscal period, the net income (or loss) for the Company and its Consolidated Subsidiaries for such fiscal period as reflected on the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP (except, as to any interim unaudited financial statements, such interim unaudited financial statements are subject to normal year-end adjustments and the absence of footnote disclosures), but excluding (A) the income (or loss) of any Person (other than Subsidiaries of Company) in which Company or any of its Subsidiaries has an ownership interest unless received by Company or any of its Subsidiaries in a cash distribution; and (B) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Company or is merged into or consolidated with the Company).

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“EBITDA” means, for any specified fiscal period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in calculating such consolidated net income (or loss) for such period, (i) consolidated interest expense, net of any interest income, during such period, (ii) any provision for (or minus any benefit from) income and franchise taxes payable for such period, and (iii) depreciation and amortization expense for such period, minus (b) without duplication and to the extent included in calculating such consolidated net income (loss) for such period, any income from activities unrelated to the recurring business activities of the Company and its Consolidated Subsidiaries.

“Total Net Debt” means, as of any date of determination, (a) an amount equal to the total aggregate principal amount of Debt of the Company and its Subsidiaries for borrowed money (including, without limitation, the principal amount of Obligations hereunder, the principal amount of Debt under the Existing Senior Secured Debt Documents, Debt of the type described under clauses (a) through (e) of the definition of Debt, and clauses (m) through (p) of the definition of Permitted Debt, capitalized leases and the outstanding balance of the Subordinated Debt, and all earnouts, deferred and contingent consideration and seller financing with respect to any acquisition) as of such date, less (b) any unrestricted cash and cash equivalents that are (i) owned by any Obligor or any direct or indirect Foreign Subsidiary thereof as of such date, and (ii) not subject to any Lien (other than a Lien in favor of the MidCap Senior Agent or Purchaser, but excluding, however, any cash and cash equivalents in a specified amount pledged to or held by the MidCap Senior Agent or the Purchaser to secure a specified obligation in that amount), as of such date. For purposes of calculating Total Net Debt, the amount of any revolving Debt outstanding as of any Fiscal Month end test date shall be deemed to be outstanding on the last day of such Fiscal Month.

“Total Leverage Ratio” means, for any specified measurement period, the ratio of (a) Total Net Debt of Company and its Subsidiaries as of the last day of such measurement period to (b) Adjusted EBITDA, for such period, calculated on a trailing twelve-month basis ending on the last day of such measurement period.

Section 8.18 Excluded Subsidiaries. Unless an Excluded Subsidiary becomes a Guarantor hereunder in accordance with terms of Section 7.10, no Obligor shall make any additional Investment (other than any Investments otherwise expressly permitted to be made to an Excluded Subsidiary in the definition of “Permitted Investments”) in or to or other transfer, assignment or conveyance of any type of asset of any kind whatsoever to such Excluded Subsidiary.

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Article 9.

EVENTS OF DEFAULT

Section 9.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or nongovernmental body:

(a) (i) failure of the Company to pay any principal on any of the Senior Notes when due; or (ii) failure of the Company to pay any interest on any of the Senior Notes or to pay any other amount payable hereunder or under any other Note Documents and such failure to pay continues for three days after the due date thereof; or

(b) failure on the part of any Obligor to perform or observe any covenant contained in Article 4, Article 8, Sections 7.1, 7.2(b), 7.3, 7.6, 7.7, 7.10, 7.13, 7.14, 7.15 or 7.16 hereof; or

(c) failure on the part of any Obligor to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Note Document to which it is a party, not specifically referred to elsewhere in this Article 9, and any such failure remains unremedied for thirty (30) days after the earlier of (i) the discovery thereof by the Company or any other Obligor, or (ii) written notice thereof to the Company by the Purchaser; or

(d) any warranty, representation or other written statement made by or on behalf of any Obligor contained herein or in any other Transaction Document or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any material respect on the date as of which made; or

(e) any Obligor shall fail to pay its debts generally as they come due, or shall file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or

(f) an involuntary petition shall be filed under any bankruptcy statute against any Obligor, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) shall be appointed to take possession, custody, or control of the properties of any Obligor, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of said filing or appointment or an order for relief shall be entered in any such involuntary action; or

(g) any Obligor: (i) fails to may any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any principal, interest or other amount under any of the Existing Senior Secured Debt Documents, taking into account any applicable grace and cure periods provided for therein (provided, however, if (1) any such failure to pay relates to a borrowing base or appraisal deficiency or to the repurchase of assigned accounts and (2) the applicable creditor is permitting the repayment of such deficiency or repurchase over time, no Event of Default shall arise on account of such failure unless the Obligor subsequently fails to make such repayment when due); or (ii) breaches or fails to maintain compliance with any financial covenant contained in, or fails to perform or observe any other agreement, term or condition contained in, any Existing Senior Secured Debt Documents, or if any other event shall occur and be continuing thereunder, and the effect of such failure or other event as described above in this clause (ii) results in the holders thereof causing the maturity date of the Debt thereunder to be accelerated and become due prior to any stated maturity except to the extent waived by the holders thereof; or

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(h) a Change of Control shall occur; or

(i) any order or judgment for the payment of money (unless fully covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $250,000 shall be rendered against any Obligor, and such order or judgment shall continue unsatisfied and unstayed for more than the time permitted by applicable law for an appeal of such judgment to be filed; or

(j) any Obligor shall disavow, revoke or terminate any Transaction Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any arbitrator or governmental body the validity or enforceability of this Agreement, any Senior Note, any other Note Document or any other Transaction Document; or

(k) a warrant or writ of attachment or execution or similar process shall be issued against any property of any Obligor which exceeds, individually or together with all other such warrants, writs and processes since the Original Closing Date, $250,000 in amount and such warrant, writ or process shall not be discharged, vacated, stayed or bonded for the time permitted by applicable law for an appeal of such judgment to be filed; provided, however, that in the event a bond has been issued in favor of the claimant or other Person obtaining such attachment or writ, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Purchaser pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Obligors; or

(l) any Obligor is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than the time permitted by applicable law for an appeal of such judgment to be filed; or

(m) the loss, suspension or revocation of, or failure to renew, any license, permit or Material Contract now held or hereafter acquired by any Obligor, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(n) any order, judgment or decree is entered against any Obligor decreeing the dissolution or split up of such Obligor and such order remains undischarged or unstayed for a period in excess of sixty (60) days; or

(o) the occurrence of (i) any material default or event of default under the terms of any of Existing Warrant Documents, or (ii) any default or event of default under the terms of any Material Contract (other than the Existing Senior Secured Debt Documents), to the extent such default or event of default would give the non-defaulting party thereto the right to terminate, cancel, or suspend its performance under, such contract and such default or event of default under such Material Contract, as the case may be, could reasonably be expected to have a Material Adverse Effect; or

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(p) [Intentionally deleted].

Section 9.2 Remedies on Default. Upon the occurrence and continuation of an Event of Default (other than an Event of Default described in Section 9.1 (e) and (f)), the Purchaser may, in its sole discretion, but shall not be obligated to, declare all amounts payable under the Senior Notes and the other Note Documents to be forthwith due and payable, including, without limitation, costs of collection (including reasonable attorneys’ fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) and the same shall thereupon become immediately due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived, and may exercise all of its rights and remedies under the Transaction Documents or under applicable law. In addition to, and not in limitation of any of the foregoing, upon the occurrence and continuation of any Event of Default, (A) the Purchaser shall have the right by written request to the Company to require the Company (at the Company’s sole cost and expense) to engage a financial advisor reasonably satisfactory to the Purchaser to provide valuation analyses of the Company as a going concern, and analyses of strategic alternatives that may be available to the Company, and all such report(s) shall promptly (and in any event by the end of the third Business Day following the date of delivery of any such report to the Company or its management) be shared with the Purchaser, (B) not later than thirty (30) days following such written request by the Purchaser as described in the immediately preceding clause (A), the Company shall have engaged such financial advisor as described above in the immediately preceding clause (A), and thereafter shall provide information and resources as reasonably requested by, and shall otherwise cooperate in all reasonable respects with, such financial advisor during the entirety of its engagement, and shall not terminate such advisor until its analyses and related reports are completed, and (C) the Company shall promptly (and in any event within three (3) Business Days’) following the request of the Purchaser provide the Purchaser with periodic updates on the status of compliance with the immediately preceding clause (A), including the status of any valuation and the status of any strategic alternatives that are being considered or pursued by the Company; it being understood that nothing in this sentence is intended to, nor shall be construed as, constituting the Purchaser’s consent to or approval of any such valuation or strategic alternatives.

(a) Upon the occurrence of any Event of Default set forth in Section 9.1(e) or (f) above, without any notice to the Company or any other act by the Purchaser, all amounts payable under the Senior Notes and the other Note Documents, including, without limitation, all costs of collection (including reasonable attorneys’ fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company and each other Obligor.

(b) No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement and each other Transaction Document or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to exercise any remedy reserved to the Purchaser in this Agreement or any other Transaction Document, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

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Article 10.

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier) and shall be effective (a) if given by mail, when deposited in the mails or (b) if given by telecopier, when so telecopied. Notices hereunder shall be mailed or telecopied as follows:

If to the Company or any other Obligor:

Staffing 360 Solutions, Inc.

3A London Wall Buildings

London Wall

London EC2M 5SY

United Kingdom

Attn: Brendan Flood, Chairman and Chief Executive Officer

Telephone No.:+44 20 7464 1999

with a copy to:

Staffing 360 Solutions, Inc.

641 Lexington Avenue, 27th Floor

New York, NY 10022

Attention: General Counsel

Telephone Number: 646-507-5725

and

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, New York 10112

Attention: Rick A. Werner and Greg Kramer

Telephone Number: 212-659-7300

If to the Purchaser:

Jackson Investment Group, LLC

2655 Northwinds Parkway

Alpharetta, Georgia 30009

Attn: Richard L. Jackson

Telecopy Number: 678-495-5356

Telephone Number: 770-643-5605

with a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, N.E.

Atlanta, GA 30309

Attn: David Stockton, Esq.

Telecopy Number: (404) 815-541-3402

Telephone Number: (404) 815-6444

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Section 10.2 No Waiver. No delay or failure on the part of the Purchaser or any holder of the Senior Notes and the exercise of any right, power or privilege granted under this Agreement or any other Transaction Document or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Purchaser unless made in writing and signed by the Purchaser, and then only to the extent expressly specified therein.

Section 10.3 Expenses.

(1) The Company agrees to pay on demand all costs, expenses, taxes and fees (i) incurred by the Purchaser in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, including the reasonable and documented out-of-pocket fees and disbursements of counsel for the Purchaser, in each case, irrespective of whether or not the Closing has occurred or has failed to occur, (ii) incurred by Purchaser in connection with the preparation, negotiation, execution and delivery of any waiver, amendment or consent by the Purchaser relating to any of the Transaction Documents, including the reasonable costs and fees of counsel for the Purchaser; and (iii) incurred by the Purchaser, including the reasonable costs and fees of its counsel, in connection with the enforcement of any of the Transaction Documents or the Purchaser’s rights and remedies thereunder.

(2) The Company agrees to indemnify, pay and hold the Purchaser and any holder of any of the Senior Notes and the Existing Warrant and the officers, directors, employees and agents of the Purchaser and such holders (the “Indemnified Persons”) harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnified Person in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Person shall be designated a party thereto) which may be incurred by any Indemnified Person, relating to or arising out of this Agreement, any of the Senior Notes, the Existing Warrant or any other Transaction Document, the transactions contemplated hereby or under any other Transaction Documents, and any actual or proposed use of proceeds of the Existing Senior Notes or any other Senior Note (as such term defined in the Existing Note Purchase Agreement); provided, that no Indemnified Person shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.

Section 10.4 Amendments, Etc. Any provision of this Agreement, the Senior Notes, or any other Note Document to which the Company is a party may be amended or waived, if such amendment or waiver is in writing and is signed by the Company and the Purchaser. Any provision of any other Note Document to which the Company is not a party may be amended or waived, if such amendment or waiver is in writing and is signed by the Obligor(s) party thereto and the Purchaser.

Section 10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (a) no Obligor may assign or otherwise transfer any of its rights or obligations under this Agreement, any of the Senior Notes or any other Note Document to any Person without the prior written consent of the Purchaser, and (b) so long as no Default or Event of Default has occurred and is continuing, any such assignment or transfer by the Purchaser of its rights or obligations under this Agreement, any Senior Note or any other Note Document shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Any assignee or transferee of the Purchaser shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, obligations and benefits as it would have if it were the Purchaser hereunder and under the other Note Documents. Notwithstanding the foregoing, the Purchaser may sell or otherwise grant participations in all or any part of any Senior Note, provided, that so long as no Default or Event of Default has occurred and is continuing, any such sale or participation by the Purchaser of its rights or obligations under this Agreement or any Senior Note shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.

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Section 10.6 Governing Law. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS SHALL (OTHER THAN THE MIDCAP INTERCREDITOR AGREEMENT) BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS).

Section 10.7 Survival of Representations and Warranties. All representations and warranties contained herein or made by or furnished on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Closing.

Section 10.8 Severability. If any part of any provision contained in this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.10 Set-Off. Upon the occurrence and during the continuation of an Event of Default, each Obligor authorizes the Purchaser, without notice or demand, to apply any indebtedness due or to become due to such Obligor from the Purchaser in satisfaction of any of the indebtedness, liabilities or obligations of such Obligor under this Agreement or under any other Note Document, including, without limitation, the right to set-off against any deposits or other cash collateral of the Company held by the Purchaser or an Affiliate thereof.

Section 10.11 Termination of Agreement. This Agreement shall terminate upon the payment in full of the Senior Notes and all other Obligations (subject to Section 4.3 hereof); provided that Sections 3.2, 7.13, 7.14, 10.3, 10.6, 10.12 and 10.13 shall survive the termination of this Agreement.

Section 10.12 Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. EACH OF THE OBLIGORS (OTHER THAN THE COMPANY) HEREBY irrevocably ACKNOWLEDGES AND AGREES TO THE APPOINTMENT BY EACH SUCH OBLIGOR OF THE COMPANY AS its NON-EXCLUSIVE AGENT FOR SERVICE OF PROCESS ON BEHALF OF EACH SUCH OBLIGOR IN ANY SUIT, ACTION or PROCEEDING brought by the purchaser arising out of or relating to THIS AGREEMENT, ANY SENIOR NOTE or any of the OTHER Transaction documents. Nothing in this Agreement or any other Transaction Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

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Section 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR PURCHASER ENTERING INTO THIS AGREEMENT. FURTHER, EACH OBLIGOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF PURCHASER, NOR THE PURCHASER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PURCHASER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION, NO REPRESENTATIVE OR AGENT OF THE PURCHASER, NOR THE PURCHASER’S COUNSEL HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

Section 10.14 Entire Agreement. This Agreement, the Senior Notes and the other Transaction Documents to which the Company is a party, together with any exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof and thereof, and any other prior or contemporaneous agreements, whether written or oral, with respect hereto or thereto are expressly superseded hereby. The execution of this Agreement, the Senior Notes and the other Transaction Documents to which the Company is a party by the Company was not based upon any facts or materials provided by the Purchaser, nor was the Company induced to execute this Agreement, the Senior Notes or the other Transaction Documents to which the Company is a party by any representation, statement or analysis made by the Purchaser.

Section 10.15 Publicity. The Company and the Purchaser agree to consult with each other before issuing any press release or public announcement regarding the transactions contemplated hereby or by the other Transaction Documents, and shall not issue any such press release or public announcement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that while the Company will consult with the Purchaser with regards to any form 8-k filing with respect to the transactions contemplated hereby, nothing herein shall restrict the Company from so filing any such 8-k in accordance with the terms and requirements (including timing requirement) of the SEC.

Section 10.16 Further Assurances. At any time or from time to time after the date hereof, each party agrees to cooperate with the others, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. Without limiting the foregoing, the Obligors shall execute such documents and take such actions as Purchaser may reasonably request from time to time in order to perfect and/or maintain the perfection of its Liens on the Collateral.

Section 10.17 Subordination of Intercompany Indebtedness and Management Fees. Each Obligor (a “Subordinating Obligor”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees (including, without limitation, any management fees) and other amounts and whether now owing or hereafter arising, owing to such Subordinating Obligor by any other Obligor is expressly subordinated to the payment in full in cash of the Obligations. If the Purchaser so requests after the occurrence and during the continuance of any Default or Event of Default, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Obligor as trustee for the holders of the Obligations and the proceeds thereof shall be paid over to the holders of the Obligations on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Obligor under this Agreement or any other Note Document. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Obligors may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Obligor receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Obligor, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Purchaser.

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Section 10.18 Effect of Amendment and Restatement. Effective upon satisfaction of the conditions set forth in Section 5.1, this Agreement shall amend and restate the Existing Note Purchase Agreement in its entirety. The parties hereto acknowledge and agree that (a) this Agreement, the Third Amended and Restated Note and the other Note Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of any of the “Obligations” (as defined in the Existing Note Purchase Agreement) under the Existing Note Purchase Agreement, the Existing Senior Notes or any other Note Documents, in each case, as in effect immediately prior to the Closing Date, which remain outstanding; and (b) except for any “Obligations” (as defined in the Existing Note Purchase Agreement) which are expressly contemplated to be repaid on the Closing Date and to the extent are in fact so repaid, the “Obligations” (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing. Without limiting the foregoing, the parties hereto acknowledge and confirm that (i) the Company previously issued and sold to the Purchaser, and the Purchaser previously purchased, the Existing Warrant pursuant to the terms of the Original Note Purchase Agreement and the Existing Warrant Documents, in reliance on the representations and warranties contained in the Original Note Purchase Agreement, (ii) on and after the Closing Date, and after giving effect to this Agreement, the Existing Warrant Documents shall remain in full force and effect and shall continue to be binding on and enforceable against the Company in accordance with their terms, and (iii) the outstanding principal amount of the indebtedness evidenced by the Existing Senior Notes, together with all accrued and unpaid interest on such principal amount, are not being novated or forgiven in connection with the amendment and restatement of the Existing Note Purchase Agreement or the amendment and restatement of the Existing Senior Notes by and pursuant to the terms of the Third Amended and Restated Note, and such principal amount of indebtedness together with all accrued and unpaid interest thereon (A) shall remain outstanding on and after the Closing Date and shall be evidenced by the Third Amended and Restated Note, (B) shall be payable in accordance with the terms of this Agreement and the terms of the Third Amended and Restated Note, and (C) are intended to be and shall be included in the Obligations as defined in this Agreement, and (D) shall be and remain at all times secured by the Liens granted by the Obligors in favor of the Purchaser pursuant to the Security Documents.

Section 10.19 Intercreditor Agreement. Reference is made to that certain Intercreditor Agreement, dated as of the Original Closing Date (as amended, restated, supplemented or modified from time to time, the “Intercreditor Agreement”), by and among Jackson Investment Group, LLC, a Georgia limited liability company, (“Term Note Purchaser”), Staffing 360 Solutions, Inc., a Delaware corporation (“Parent”), certain of the Parent’s subsidiaries party thereto and MidCap Funding X Trust, in its capacity as agent (together with its affiliates and their respective successors and assigns, “Agent”) for the ABL Lenders (as defined in the Intercreditor Agreement), and each holder and transferee of this instrument or agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Intercreditor Agreement. Each Person that benefits from the security hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the Term Note Purchaser on behalf of such Person to enter into, and perform under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[Signatures on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Note Purchase Agreement to be executed by their authorized officers or members, as the case may be, all as of the day and year first above written.

COMPANY:

STaffing 360 solutions, inc.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	Chairman and Chief Executive Officer

SUBSIDIARY GUARANTORS:

FARO RECRUITMENT AMERICA, INC.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and Chief Executive Officer

MONROE STAFFING SERVICES, LLC

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and Chief Executive Officer

LIGHTHOUSE PLACEMENT SERVICES, INC.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President

KEY RESOURCES, INC.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE THIRD

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT]

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HEADWAY WORKFORCE SOLUTIONS, INC.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and CEO

HEADWAY EMPLOYER SERVICES, LLC

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and CEO

HEADWAY PAYROLL SOLUTIONS, LLC

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and CEO

HEADWAY HR SOLUTIONS, INC.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and CEO

NC PEO HOLDINGS, LLC

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and CEO

[SIGNATURE PAGE TO THE THIRD

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT]

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PURCHASER:

JACKSON INVESTMENT GROUP, LLC

By:	/s/ Richard L. Jackson
Name:	Richard L. Jackson
Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE THIRD

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT]

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